UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Spirit Realty Capital, Inc.

Notice of

2016 Annual Meeting of Stockholders

And

Proxy Statement

16767 N. Perimeter Drive, Suite 210 Scottsdale, Arizona 85260

April 11, 2016

Dear Stockholder:

You are cordially invited to attend Spirit Realty Capital, Inc.’s (“Spirit”) 2016 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:00 a.m. local (Central) time on Wednesday, May 11, 2016 at The Ritz Carlton Dallas, 2121 McKinney Avenue, Dallas, Texas 75201. You may attend the meeting in person or by proxy.

The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.

Your vote is very important to us. Please vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or by mail by signing, dating and returning the proxy card in the envelope provided.

On behalf of the Board of Directors and employees of Spirit, we appreciate your continued support.

Sincerely,

Thomas H. Nolan, Jr.

Chairman of the Board of Directors

Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

16767 North Perimeter Drive, Suite 210 – Scottsdale, Arizona 85260

WHEN:

Wednesday, May 11, 2016

9:00 a.m. local (Central)

WHERE:

The Ritz Carlton Dallas

2121 McKinney Avenue

Dallas, TX 75201

ITEMS OF BUSINESS:

1.	The election of nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualify;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	The approval of the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, which would increase the number of shares of common stock reserved for issuance thereunder by 5,500,000 shares;

4.	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement; and

5.	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

HOW TO VOTE:

You may vote at the Annual Meeting and any postponements or adjournments thereof if you were a holder of record of Spirit Realty Capital, Inc. common stock at the close of business on March 18, 2016, the record date for the Annual Meeting. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our headquarters located at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. Please vote your shares promptly by telephone, over the Internet or by mail by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the Annual Meeting. Further, any proxy may be revoked at any time prior to the Annual Meeting. If your shares are held by a broker, bank or other nominee, please follow their instructions to have your shares voted.

By Order of our Board of Directors,

Phillip D. Joseph, Jr.

Acting Corporate Secretary

April 11, 2016

16767 North Perimeter Drive, Suite 210 – Scottsdale, Arizona 85260

PROXY STATEMENT

April 11, 2016

2016 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation (“Spirit,” “we”, “us” or the “Company”), of proxies to be exercised at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m. local (Central) time on Wednesday, May 11, 2016, at The Ritz Carlton Dallas, 2121 McKinney Avenue, Dallas, Texas 75201, and at any postponement(s) or adjournment(s) thereof. For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2016 Annual Meeting of Stockholders (the “Proposals”), proxies are solicited to give all stockholders of record at the close of business on March 18, 2016, an opportunity to vote on matters properly presented at the Annual Meeting.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 11, 2016:

This Proxy Statement, our 2015 Annual Report on Form 10-K and our 2015 Annual Report to Stockholders are available at

www.astproxyportal.com/ast/18368

HOUSEHOLDING

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding”. Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit stockholders who share the same address and last name, unless we received contrary instructions from one or more of such stockholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any stockholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may contact Broadridge Financial Solutions, Inc. by phone at (800) 542-1061 or by mail at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.

The Company’s principal executive office is located at 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, our telephone number is (480) 606-0820 and our website is www.spiritrealty.com. We are planning to move our corporate headquarters from Scottsdale, Arizona to Dallas, Texas in the summer of 2016, with the move expected to be finalized by the end of 2016.*

* Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

THE ANNUAL MEETING AND VOTING

QUORUM

The holders of a majority of our common shares outstanding as of the close of business on March 18, 2016 must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

WHO CAN VOTE

Holders of our common stock at the close of business on March 18, 2016 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 442,152,996 common shares outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

A list of all Spirit stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our principal executive offices located at 16767 N. Perimeter Dr., Suite 210, Scottsdale, AZ 85260.

HOW TO VOTE

You may vote your shares in one of several ways, depending on how you own your shares.

Stockholders of Record

If you own shares registered in your name (a “stockholder of record”), you may:

Vote your shares by proxy by calling (800) 776-9437 in the United States or (718) 921-8500 from foreign countries, 24-hours a day, seven days a week until 11:59 p.m. Eastern time on May 10, 2016. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy via the website www.voteproxy.com, 24-hours a day, seven days a week until 11:59 p.m. Eastern time on May 10, 2016. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners

If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2016 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1), the approval of the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (Proposal 3) or the advisory vote to approve our executive compensation (Proposal 4) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1, Proposal 3 or Proposal 4.

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

✓	FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);
✓	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016 (Proposal 2);
✓	FOR the approval of the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, which would increase the number of shares of common stock reserved for issuance thereunder by 5,500,000 shares (Proposal 3);
✓	FOR the approval, on an advisory basis, of our executive compensation (Proposal 4); and
•	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

HOW TO REVOKE YOUR VOTE

If you are a stockholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;
•	Vote by telephone or over the Internet no later than 11:59 p.m. Eastern time on May 10, 2016;
•	Deliver a written notice of revocation to our Investor Relations Department at our principal executive offices located at 16767 N. Perimeter Dr., Suite 210, Scottsdale, Arizona 85260, before your proxy is voted at the Annual Meeting; or
•	Attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

ATTENDING THE ANNUAL MEETING

You are entitled to attend the Annual Meeting only if you were a Spirit stockholder as of the close of business on March 18, 2016 or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on March 18, 2016, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 18, 2016;
•	A printout of the proxy distribution email (if you receive your materials electronically);
•	A proxy card;
•	A voting instruction form; or
•	A legal proxy provided by your broker or custodian.

For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

OVERVIEW OF 2015 PERFORMANCE

2015 PERFORMANCE

The following overview has been prepared to assist you in reviewing our 2015 performance and the matters to be considered at the Annual Meeting. For additional information, please review our Annual Report on Form 10-K for the year ended December 31, 2015 and other information contained in this Proxy Statement.

Total Shareholder Return (“TSR”):  Spirit’s common stock generated a TSR of -9.87% in 2015, which factors stock price changes and the reinvestment of dividends. Since the IPO in September 2012 through December 31, 2015, our annualized TSR was 17.54%. During 2015, our shareholders received dividends of $291.2 million, or $0.68 per share of common stock. In December 2015, we increased our dividend by 2.94% to a new annualized rate of $0.70 per share of common stock.

The following graph shows our cumulative stock performance for the period beginning with the initial listing of our common stock on the NYSE on September 20, 2012 and ending on December 31, 2015, with stock prices retroactively adjusted for the 1.9048 exchange ratio established in connection with our merger with and into Cole Credit Property Trust II, Inc. (the “Cole II Merger”) that was completed on July 17, 2013. The graph assumes a $100 investment in each of the indices on September 20, 2012 and the reinvestment of all dividends. The graph also shows the cumulative total returns of the S&P Index and industry peer groups. Our stock price performance shown in the following graph is not indicative of future stock price performance.

Improved Balance Sheet Strength and Flexibility:  Throughout 2015, Spirit executed on a series of transactions to improve the strength and flexibility of its balance sheet by improving its leverage and cash flow metrics.

Spirit continued to systematically unencumber its asset base in 2015. As of December 31, 2015, Spirit’s $3.2 billion unencumbered asset base represented 38% of its total gross real estate investments, compared to $2.0 billion, or 25% respectively, at the beginning of the year.

In addition, the Company continued to replace its secured debt with unsecured debt while extinguishing approximately $537 million of high-coupon debt that had a 5.73% weighted average rate. The Company entered into a new $600 million unsecured credit agreement and terminated its $400 million secured revolving credit facility. The credit agreement includes an accordion feature to increase the size of the credit facility to up to $1.0 billion, subject to satisfying certain requirements and obtaining additional lender commitments. The Company also obtained a $325 million senior unsecured term loan and subsequently upsized it to $370 million. The term loan has an accordion feature that allows the Company to increase the facility to up to $600 million, subject to obtaining additional lender commitments.

Well-disciplined Allocator of Capital:  Our execution on our operating plan during 2015 has clearly proven that we are a well-disciplined allocator of capital. Our portfolio has grown over the last year while improving portfolio diversity and financial standing. During 2015, we acquired $889 million of properties at an initial weighted average yield of 7.7% and sold approximately $547 million of assets at a weighted average cap rate of 7.2%. In summary, our net acquisition activity of approximately $340 million during 2015 was largely pre-funded by well-timed equity issuances and accretive capital recycling. Our capital allocation during 2015 increased our Adjusted Funds from Operations (AFFO) per share by 5.8% and our total revenues grew 10.7% compared to 2014. Our financial standing notably improved as well as evidenced by our reported debt/EBITDA ratio of 6.9x at December 31, 2015, compared to 7.6x at December 31, 2014. These results demonstrate our proactive portfolio management capabilities, coupled with our ability to accretively acquire and underwrite quality tenants with operationally essential real estate to produce consistent and predictable cash flows. In 2016, we will continue to capitalize on our portfolio management and investment disciplines, as well as the embedded organic growth inherent in our portfolio to drive shareholder value.

Improved Real Estate Portfolio through Prudent Growth:  During 2015, we acquired 232 properties in 97 separate transactions, with more than 78% of these acquisitions executed through direct sale leaseback transactions. These high-quality acquisitions position us for consistent AFFO growth in the future and further strengthen the diversity and quality of our overall real estate portfolio. Furthermore, we diligently pursued our portfolio management objectives. In particular, we sold 34 Shopko properties totaling $300.7 million in gross proceeds, which allowed us to reduce our largest tenant concentration to 9.1% of our Normalized Revenue (total revenue normalized to exclude revenues contributed by properties sold during a given period).

At the end of 2015, our portfolio was comprised of 2,629 properties in 49 states representing 438 high quality tenants that operate in 28 diverse industries. Other than Shopko, no other tenant represented more than 3.3% of our Normalized Revenue as of December 31, 2015. Our top 10 tenant concentration compares very favorably to our net-lease peers. Furthermore, our portfolio remained essentially fully occupied at 98.6% and under long-term leases that had a weighted average lease term of approximately 11 years.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

The following table provides a summary about our nine director-nominees, each of whom currently serves on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. The Board recommends that you vote “FOR” each of the named director-nominees.

Name	Age	Served Since	Independence	Current Committees
Thomas H. Nolan, Jr.	58	2011	Employed by Spirit Realty Capital, Inc.
Kevin M. Charlton	50	2009	Independent	Compensation; Nominating & Corporate Governance
Todd A. Dunn	52	2012	Independent	Audit; Nominating & Corporate Governance
David J. Gilbert	58	2012	Independent	Compensation (Chairperson)
Richard I. Gilchrist	70	2012	Independent	Compensation; Lead Independent Director
Diane M. Morefield	57	2012	Independent	Audit (Chairperson)
Sheli Z. Rosenberg	74	2013	Independent	Compensation; Nominating & Corporate Governance
Thomas D. Senkbeil	66	2013	Independent	Audit
Nicholas P. Shepherd	57	2012	Independent	Nominating & Corporate Governance (Chairperson)

For additional information regarding our nominees, please see “Our Board of Directors” later in this document.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

Ernst & Young LLP audited our financial statements for the year ended December 31, 2015 and has been our independent registered public accounting firm since our 2012 initial public offering (“IPO”). An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016.

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED SPIRIT REALTY CAPITAL, INC. AND SPIRIT REALTY, L.P. 2012 INCENTIVE AWARD PLAN

Introduction

On March 30, 2016, our Board adopted, subject to stockholder approval, the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “ Amended Plan”), which makes the following changes to the original Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan”):

•	Increases the number of shares available by 5,500,000 shares;
•	Imposes a $500,000 limit on the total aggregate value of equity-based awards granted under the Amended Plan for any non-employee director during any calendar year; and
•	Requires that dividends and dividend equivalents payable in respect of performance-vesting awards be subject to the same performance vesting conditions as those applicable to the underlying awards.

The Board recommends that you vote “FOR” the approval of the Amended Plan.

A copy of the Amended Plan is included as Appendix A to this proxy statement.

Proposed Share Reserve Increase

We are asking our stockholders to approve the Amended Plan because we believe the availability of an adequate reserve of shares under the Plan is important to our continued growth and success. The purpose of the Amended Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the equity-based awards to be issued under the Amended Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of equity incentive awards are necessary to enable us to continue to attract and retain top talent; if the Amended Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.

Background of Reasons for and the Determination of Shares Under the Amended Plan

In its determination to approve the Amended Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity incentive awards, which we believe is a primary incentive and retention mechanism for its employees, directors and consultants. In determining the number of shares by which to increase the share reserve under the Amended Plan, the Board reviewed the Compensation Committee’s recommendations, which were based on an analysis prepared by and recommendations of Willis Towers Watson, the Compensation Committee’s independent compensation consultant (“Towers Watson”).

This review included a consideration of the following key metrics, factors and philosophies:

•	In fiscal year 2015, we granted equity awards covering a total of 774,887 shares (assuming performance share awards are earned based on the achievement of “target” performance goals). This represented a one year adjusted burn rate of approximately 0.18%. Our three-year average burn rate has been 0.21%. With this in mind, we believe our burn rate compares reasonably to similarly sized companies in our industry and represents a balanced and prudent use of Company shares for compensation purposes. Additional detail regarding our equity grant practices is discussed under the heading “2015 Executive Compensation – Long-Term Equity-Based Incentives”.

•	As of December 31, 2015, there were 732,900 shares remaining available for future grants under the Plan (assuming outstanding performance share awards are earned based on the achievement of “target” performance goals). Following the grant of annual equity awards in February 2016 (and assuming the payout of outstanding performance share awards at “target”), 71,037 shares remained available. Assuming stockholder approval of the Amended Plan, there will be 5,571,037 shares available for future issuance.

•

If we exhaust the share reserve under our Plan without approval of the Amended Plan, we would lose an important compensation tool aligned with shareholder interests to attract, motivate and retain highly qualified talent. If the Amended Plan is approved, we estimate that the shares reserved for issuance under the Amended Plan would be sufficient for approximately four to five years of awards, assuming we grant awards consistent with our projections and noting that future circumstances may require us to change our equity grant practices. Based on the foregoing, we expect that we would require an additional increase to the share reserve under the Amended Plan in 2020 at the earliest (primarily dependent on award levels/amounts and hiring activity during the next few years), noting again that the share reserve under the Amended Plan could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with any degree of certainty at this time.

•	We have historically sought to maintain our overhang rate attributable to equity compensation awards within reasonable levels. At the end of fiscal year 2015, our overhang rate attributable to the number of shares subject to equity compensation awards outstanding at the end of the fiscal year (and excluding the shares remaining available for future issuance under the Plan), was approximately 0.3%. If approved, the issuance of the shares to be reserved under the Amended Plan would dilute the holdings of shareholders by approximately an additional 1.4% on a fully diluted basis, based on the number of shares of our common stock outstanding as of December 31, 2015, such that if the Amended Plan is approved, our overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus the number of shares remaining available for issuance under our Amended Plan by (ii) the number of shares outstanding at the end of the fiscal year on a fully diluted basis (including the shares that will be reserved for issuance under the Amended Plan), would be approximately 1.7%, which we believe is within a reasonable range for our peer group.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the Amended Plan is reasonable and appropriate at this time.

If this Proposal 3 is adopted, a maximum of 11,438,497 shares of common stock will be reserved for issuance under the Plan, as amended and restated, which includes 5,571,037 shares available for future issuance. All of these shares may be granted as ISOs pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In light of the factors described above, the Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Section 162(m)

In addition to the above, we are asking stockholders to approve the Amended Plan to satisfy the stockholder approval requirements of Section 162(m) of the Code (“Section 162(m)”).

In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our public stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Amended Plan is discussed below, and stockholder approval of this Proposal 3 will be deemed to constitute approval of the material terms of the Amended Plan for purposes of the stockholder approval requirements of Section 162(m).

Stockholder approval of the material terms of the performance goals of the Amended Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Amended Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission for stockholder approval of the material terms of the performance goals of the Amended Plan should not be viewed as a guarantee that we will be able to deduct all compensation under the Amended Plan. Nothing in this proposal precludes us or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Stockholder Approval

If stockholders do not approve the proposal in this Proposal 3, the proposed additional shares will not become available for issuance, and the Plan will continue in full force and effect and we may continue to grant performance-vesting and other equity awards under the Plan, whether or not such awards are subject to Section 162(m)’s compensation deduction limit.

The material terms of the Amended Plan are summarized below and qualified in their entirety by reference to the Amended Plan attached as Appendix A to this proxy statement.

Material Terms of the Amended Plan

Eligibility and Administration.  Our employees, consultants and non-employee directors, and employees, consultants and non-employee directors of our operating partnership and our respective subsidiaries are eligible to receive awards under the Amended Plan. Currently, approximately 68 employees, 8 non-employee directors and 19 consultants are eligible to participate in the Amended Plan.

The Amended Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available.  An aggregate of 5,938,497 shares of our common stock was initially available for issuance under awards granted pursuant to the original Plan (adjusted for the 1.9048 exchange ratio established in connection with the Cole II Merger), which shares may be treasury shares, authorized but unissued shares, or shares purchased in the open market. As of the end of March 2016, there were 71,037 shares available for grant under the Plan (assuming the payout of outstanding performance share awards at “target”). If this Proposal 3 is approved, then an aggregate of 11,438,497 shares of our common stock will be available for issuance under awards granted pursuant to the Amended Plan.

If an award under the Amended Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Plan. However, the following shares may not be used again for grant under the Amended Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended Plan during any calendar year is 1,000,000 and the maximum amount that may be paid under a cash award pursuant to the Amended Plan to any one participant during any calendar year period is $5,000,000.

If this Proposal 3 is approved, a new limit of $500,000 will be imposed on the maximum aggregate grant-date value of equity-based awards which may be granted to a non-employee director under the Amended Plan in any calendar year.

Awards.  The Amended Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, long term incentive plan units, or LTIP units, SARs and cash awards. Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant

(or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•	Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine. If this Proposal 3 is approved, then the Amended Plan would not permit dividends to be paid on performance-vesting restricted stock awards granted under the Amended Plan unless and until such performance-vesting conditions on those awards have been attained.

•	Stock Payments, Other Incentive Awards, LTIP Units and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. LTIP units are awards of units of our operating partnership intended to constitute “profits interests” within the meaning of the relevant Internal Revenue Service Revenue Procedure guidance, which may be convertible into shares of our common stock pursuant to our partnership agreement. Cash awards are cash incentive bonuses subject to performance goals.

•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents typically are credited as of dividend record or payment dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. If this Proposal 3 is approved, then the Amended Plan would not permit dividend equivalents to be paid on performance-vesting awards granted under the Amended Plan unless and until the performance-vesting conditions on those awards have been attained.

Performance Awards.  Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to constitute “qualified performance-based compensation,” or QPBC, within the meaning of Section 162(m) of the Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to our “covered employees” (which should include our Chief Executive Officer and our next three most highly compensated employees other than our Chief Financial Officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. QPBC performance criteria may be used with respect to performance awards that are not intended to constitute QPBC.

In order to constitute QPBC under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our compensation committee and linked to stockholder-approved performance criteria. For purposes of the Amended Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of common stock; (20) regulatory body approval for commercialization of a product; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; and (31) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Certain Transactions.  The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control of our Company (as defined in the Amended Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments.  The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our Company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions (including, in the case of payment of the exercise price of an award, shares issuable pursuant to the exercise of the award), a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination.  Our Board may amend or terminate the Amended Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Amended Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Amended Plan after the tenth anniversary of the date on which our stockholders approve the Amended Plan.

Additional REIT Restrictions.  The Amended Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

New Plan Benefits

Except with respect to grants of restricted stock awards that will be awarded to each non-employee director serving on our Board at our 2016 annual meeting (which, pursuant to our director compensation program, each non-employee director serving on our Board as of the 2016 annual meeting will be granted a restricted stock award with a value equal to $85,000, which will vest over a one-year period from the date of grant subject to continued service), the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended Plan in the future, will be determined in the discretion of our Board, our Compensation Committee and/or our Restricted Stock Committee, and neither our Board nor either of those committees has made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Plan, as proposed to be amended and restated, had been in effect in the year ended December 31, 2015.

2012 Plan Benefits

The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the Plan as of March 18, 2016. The per share market value of our stock on that date was $11.21.

Certain awards set forth in this table for the named executive officers were granted in 2015 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2015 and therefore also are included in the Director Compensation Table set forth in this Proxy Statement and are not additional awards.

	Common Stock	Restricted Stock	Performance Shares (1)
Thomas H. Nolan, Jr., Chief Executive Officer	0	1,743,120	829,038
Phillip D. Joseph, Jr., Chief Financial Officer	0	88,940	98,253
Gregg A. Seibert, Chief Investment Officer	0	236,246	166,538
Mark L. Manheimer, Executive Vice President - Asset Management	0	208,428	147,640
Michael A. Bender, former Chief Financial Officer	0	504,520	196,225
Ryan A. Berry, former Senior Vice President - General Counsel	0	47,925	15,103
All Current Executive Officers as a Group	0	2,300,855	1,241,469
All Current Non-Executive Directors as a Group	103,470	136,434	0
Kevin M. Charlton	14,885	17,280	0
Todd A. Dunn	14,885	17,280	0
David J. Gilbert	14,885	17,280	0
Richard I. Gilchrist	14,885	17,280	0
Diane M. Morefield	14,885	17,280	0
Sheli Z. Rosenberg	7,080	16,377	0
Thomas D. Senkbeil	7,080	16,377	0
Nicholas P. Shepherd	14,885	17,280	0
All Employees as a Group	0	4,039,827	1,587,729

(1) Based on “target” performance shares granted for currently outstanding awards; otherwise based on actual shares released.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.  If an optionee is granted a NSO under the Amended Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options.  A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards.  The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, deferred stock, performance share awards, performance awards, stock payments, dividend equivalents, cash awards and other incentive awards are generally subject to tax at the time of payment.

Section 162(m) of the Code

Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to “covered employees” in a taxable year to the extent that compensation paid to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the Amended Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

The Section 162(m) deduction limitation does not apply to “qualified performance-based compensation.” In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code requires, among other things, that: (i) the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a compensation committee comprised of two or more “outside directors,” (iii) the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by the shareholders and (iv) the compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Section 162(m) contains a special rule for stock options and SARs which provides that stock options and SARs will satisfy the “qualified performance-based compensation” exemption if (i) the awards are made by a compensation committee comprised of “outside directors”, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period, and (iii) the compensation is based solely on an increase in the stock price after the grant date.

The Amended Plan has been designed to permit our Compensation Committee to grant stock options, SARs and other awards which will qualify as “qualified performance-based compensation.”

If the Amended Plan is approved by our stockholders, our Compensation Committee may, but is not obligated to, grant awards under the Amended Plan that constitute “qualified performance-based compensation” under Section 162(m).

Section 409A of the Code.

Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding, advisory basis the compensation of our Named Executive Officers, as disclosed in this Proxy Statement in accordance with SEC rules.

Our executive compensation programs are designed to achieve certain key objectives of the Company, including: enabling us to attract, motivate and retain executive talent critical to our success; linking the compensation of our executives to the achievement of operational and strategic goals of the Company; providing balanced incentives to our executives that do not promote excessive risk-taking; and encouraging our executives to become and remain long-term stockholders of the Company. These programs reward corporate and individual performance that achieves pre-established goals, and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders.

The following is a summary of some of the key elements of our executive compensation program and practices. We urge our stockholders to review the “Compensation Discussion and Analysis” section below and tabular and other disclosures in this Proxy Statement for more information.

Our Board has determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. Our next vote on a “say-on-pay” proposal after the vote on this Proposal 4 is expected to be held at our annual meeting of stockholders in 2017.

2015 COMPENSATION PRACTICES AT A GLANCE

✓	DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards

•  DO NOT base incentive awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking

•  DO NOT provide uncapped award opportunities

•  DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits

•  DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities

•  DO NOT provide executive officers with excessive perquisites or other personal benefits

•  DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2015)

✓	DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive stockholder value
✓	DO evaluate TSR when determining performance under incentive awards to enhance stockholder alignment
✓	DO cap payouts for awards under our annual and long-term incentive plans
✓	DO require executive officers to own and retain shares of our common stock that have significant value to further align interests with our stockholders
✓	DO enhance executive officer retention with time-based vesting schedules for equity incentive awards earned for prior-year performance
✓	DO enable the Board to “claw back” incentive compensation in the event of a financial restatement pursuant to a recoupment policy	• DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control
✓	DO maintain a Compensation Committee comprised solely of independent directors
✓	DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters

We emphasize pay for performance-based incentive compensation over fixed cash compensation to:

•	achieve greater alignment with the interests of our stockholders;
•	focus decision-makers on the creation of long-term value; and
•	encourage prudent evaluation of risks.

We have a well-designed compensation program intended to incentivize above-average achievements on both short-term execution and long-term performance metrics that drive stockholder value. Our executive compensation program consists primarily of:

•	base salary
•	annual cash incentive bonuses
•	equity based long-term incentive awards
•	severance and change in control payments and benefits
•	retirement benefits and health/welfare benefits

Our annual cash bonus program is designed to reward short-term performance based on achievement of pre-established Company performance goals as well as an executive’s individual performance. As explained in more detail under “Executive Compensation – Compensation Discussion and Analysis” in this Proxy Statement, our results in 2015 align well relative to the financial and operating performance targets set by our Compensation Committee.

•	AFFO Per Share Growth: Our year-over-year AFFO, excluding non-cash items, increased to $0.87 per diluted share, exceeding our target of $0.85 per diluted share.
•	Debt to EBITDA: Our debt to EBITDA ratio was 6.9x at December 31, 2015, which fell within our stated target range of 7.2x – 6.7x.
•	Occupancy: Our weighted average portfolio occupancy rate for 2015 was 98.5%, which was within our stated target range of 97% to 99%.
•	Acquisitions: Our acquisition volume in 2015 totaled $889.2 million, which was within our stated target range of $500 million to $1 billion.

Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.

We maintain strong governance standards and seek to employ best practices for our compensation programs. Our Compensation Committee meets frequently to address compensation matters in a timely manner and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business.

As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from Towers Watson, an independent, third-party compensation consultant, which provided no other services to us in 2015 other than those provided directly to or on behalf of the Compensation Committee.

In addition, we have adopted an insider trading policy and a compensation recoupment policy, as well as stock ownership guidelines for our senior executives and our Board members.

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Spirit is committed to good corporate governance practices, which we believe serves the long-term interests of our stockholders by promoting effective risk oversight, management accountability and helps us compete more effectively. We are governed by a nine-member Board, which provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions, capital raises and other significant transactions and also advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including thorough presentations made at Board and committee meetings by various members of our senior management team.

DIRECTOR INDEPENDENCE

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, stockholder or officer of an organization that has a relationship with such company).

In addition, the NYSE listing standards provide that a director is not independent if:

(i) the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;

(ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) (A) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

(iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Not less than annually, the Board evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the following directors has no direct or indirect material relationship with us and qualifies as independent under the NYSE listing standards: Kevin M. Charlton, Todd A. Dunn, David J. Gilbert, Richard I. Gilchrist, Diane M. Morefield, Sheli Z. Rosenberg, Thomas D. Senkbeil and Nicholas P. Shepherd. Mr. Nolan is not considered independent under the NYSE listing standards due to his employment as our Chief Executive Officer.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may differ depending on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by the Nominating and Corporate Governance Committee, conducts an annual evaluation to determine the optimal leadership structure for us and for our stockholders.

At the current time, the Board believes that our existing leadership structure—under which our Chief Executive Officer also serves as Chairman of the Board and a Lead Independent Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those who oversee the Company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.

Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. Mr. Nolan has served in both roles since 2012, and our Board continues to believe that his combined role is most advantageous to us and our stockholders.

Mr. Nolan’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman’s responsibility to develop agendas that focus the Board’s time and attention on the most critical matters. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders.

In connection with Mr. Nolan’s service as our Chief Executive Officer and Chairman of the Board, the independent members of our Board have selected Richard I. Gilchrist to serve as Lead Independent Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Lead Independent Director also serves as liaison between the Chairman of the Board and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Lead Independent Director conducts annual performance reviews of our Chairman and Chief Executive Officer and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Lead Independent Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year.

BOARD GOVERNANCE DOCUMENTS

The Board maintains charters for all committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our principal executive officer and principal financial officer. To view our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and “whistleblower” policy, please visit the Corporate Information section on the Investor Relations section of our website at www.spiritrealty.com. Please note that the website and its contents are not a part of this Proxy Statement. Each of these governing documents is also available, free of charge, in print to any stockholder who sends a written request to such effect to the attention of Investor Relations, Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260.

BOARD COMMITTEE COMPOSITION AND 2015 MEETINGS ATTENDANCE

Our Board has three standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Information section on the Investor Relations section of our website at www.spiritrealty.com.

Our Board held a total of 17 meetings during 2015. Evidencing a strong commitment to the Company, 6 of our nine directors attended 100% of the Board meetings and the 3 remaining directors, Charlton, Rosenberg and Shepherd missed only 2, 1 and 3 meeting(s), respectively. The Board committees met 14 times in the aggregate during 2015, with each member from the Compensation Committee and Nominating and Corporate Governance Committee attending 100% of the meetings, with one absence from a member of the Audit Committee. The table below provides current membership and 2015 meeting information for each of our Board committees:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kevin M. Charlton		Member	Member
Todd A. Dunn	Member		Member
David J. Gilbert		Chairperson
Richard I. Gilchrist *		Member
Diane M. Morefield	Chairperson
Sheli Z. Rosenberg		Member	Member
Thomas D. Senkbeil	Member
Nicholas P. Shepherd			Chairperson
Total Meetings in 2015	6	4	4

*	Lead Independent Director.

Our independent directors regularly meet in executive sessions, outside the presence of management – generally, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating and Corporate Governance Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.

We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. All nine directors who were nominated for reelection at our 2015 Annual Meeting of Stockholders attended that meeting. A meeting of the Board followed directly at the conclusion of the 2015 Annual Meeting of Stockholders meeting where all nine directors were in attendance. We have scheduled the 2016 Annual Meeting of Stockholders at a time and date to permit attendance by directors, and intend to make every effort to do so for future annual meetings of the stockholders, taking into account the directors’ schedules and the timing requirements of applicable law.

HOW TO COMMUNICATE WITH DIRECTORS

Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Investor Relations at Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, or by submitting an email to directors@spiritrealty.com. Additionally, stockholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

AUDIT COMMITTEE

The Audit Committee consists of three directors – Ms. Morefield (Chairperson) and Messrs. Dunn and Senkbeil. Members of the Audit Committee and the Chairperson are appointed by the Board and may be removed by the Board in its discretion. The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal control over financial reporting and disclosure controls and procedures. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and the Company’s internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee regularly meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics, and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures, including our “whistleblower” policy, is available on our corporate website at www.spiritrealty.com. A copy of our Code of Business Conduct and Ethics and our “whistleblower” policy is also available, free of charge, upon request directed to Investor Relations, Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260.

The Board has determined that all members of the Audit Committee are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards, and the Board has determined that Ms. Morefield is an audit committee financial expert as defined by the SEC. The Audit Committee carries out its responsibilities in accordance with the terms of our Audit Committee Charter, which is located on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Investor Relations Department.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2015 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Diane M. Morefield, Chair

Todd A. Dunn

Thomas D. Senkbeil

*	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE

The Compensation Committee consists of four directors – Messrs. Charlton, Gilbert (Chairperson), Gilchrist and Ms. Rosenberg. Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed by the Board at any time. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “outside” directors under Section 162(m) of the Code, and as “non-employee” directors under Rule 16b-3 of the Exchange Act.

The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior managers and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter which is posted on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Investor Relations Department. The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our Named Executive Officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes recommendations to the Board regarding the compensation of our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee’s recommendations.

For 2015, the Compensation Committee retained the services of Towers Watson, a consulting firm, to assist the Compensation Committee in the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. Towers Watson also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. The Committee determined Towers Watson to be independent under Rule 10C-1 of the Exchange Act and NYSE listing standards and determined that there is no conflict of interest resulting from retaining Towers Watson.

Certain members of our senior management team provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, as well as making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. Also at the Compensation Committee’s request, our General Counsel attends meetings to act as Secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for our senior executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees. Members of our senior management team provide support to the Compensation Committee in this process, and the Chief Executive Officer makes award recommendations with respect to the senior executive officers other than himself.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2015, Messrs. Charlton, Gilbert, Gilchrist and Ms. Rosenberg served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.

COMPENSATION RISK ASSESSMENT

The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. The Compensation Committee has reviewed the design and operation of our compensation program. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the

Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and instead promote behaviors that support long-term sustainability and stockholder value creation, based in part, on several design features of our compensation program intended to deter excessive risk taking, including, without limitation:

•	A balanced mix of cash and equity compensation with a strong emphasis on performance-based annual and long-term incentive awards;
•	Multiple performance metrics selected in the context of our business strategy;
•	Regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;
•	Annual and long-term incentive award opportunities that are based on a range of performance outcomes and plotted along a continuum;
•	Equity incentive awards granted for prior-year performance with multi-year vesting schedules to enhance retention;
•	Restrictions on engaging in derivative and other hedging transactions in our securities and on holding our securities in margin accounts or otherwise pledging our securities to secure loans; and
•	An incentive compensation clawback policy designed to promote a culture of accountability and integrity, encourage prudent risk management, and discourage conduct detrimental to the Company and its stockholders.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee consists of four directors. Members of the Committee and the Chairperson are appointed annually by the Board and may be removed by the Board at any time. The Committee is currently comprised of Ms. Rosenberg and Messrs. Charlton, Dunn and Shepherd, with Mr. Shepherd functioning as Chairperson. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.

The Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified to become members of the Board; selecting, or recommending to the Board for selection, director-nominees; making recommendations to the Board regarding committee structure and composition; overseeing evaluation of the Board and Board committees, as well as assisting the Lead Independent Director with the annual review of the Chief Executive Officer; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; reviewing and approving or ratifying any transaction between the Company and a related person which is required to be disclosed under the rules of the SEC; and generally advising the Board on corporate governance and related matters. The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.

Our Nominating and Corporate Governance Committee Charter is located in the Corporate Governance section on the investor relations section of our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to Investor Relations at Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, or by submitting an email to directors@spiritrealty.com.

PROCESS FOR CONSIDERING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee meets, at a minimum, annually to evaluate the Board and Committee self-assessments as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessment and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term. In connection with this process the Nominating and Corporate Governance Committee’s current process is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the committee. All stockholder recommendations for director candidates must be submitted to Investor Relations at Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, who will forward all recommendations to the Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at the 2016 Annual Meeting in compliance with the procedures set forth below.

All stockholder recommendations for director candidates for election at the 2017 annual meeting of stockholders must be submitted to our Secretary on or before December 12, 2016 and must include the following information: (a) the name and address of record of the stockholder; (b) a representation that the stockholder is a record holder of our common stock, or if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (d) a description of the qualifications and background of the proposed director candidate which addresses the Skills, Experience and Qualifications set forth below as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) a description of all arrangements or understandings between the stockholder and the proposed director candidate; (f) the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its stockholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the factors listed below in “Nominees’ Skills, Experience and Qualifications Summary”.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

TRANSACTIONS WITH RELATED PERSONS

Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Nominating and Corporate Governance Committee or the disinterested members of the Board. Our Code of Business Conduct and Ethics requires our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Chairperson of the Nominating and Corporate Governance Committee as well as the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Nominating and Corporate Governance Committee or the disinterested members of the Board.

RISK MANAGEMENT

While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. Management conducts, no less frequently than annually, a formal enterprise risk assessment with the assistance of the Company’s internal auditor. At Board and committee meetings, directors receive information and presentations from management and third-party experts regarding this assessment and specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.

PUBLIC POLICY MATTERS

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.

PUBLIC POLICY ADVOCACY

We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting the Company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations and only following the approval of senior management and subject to the review of the Nominating and Corporate Governance Committee.

INDIVIDUAL POLITICAL ACTIVITY

We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Spirit in such activities.

OUR EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our executive officers. Ages shown are as of March 18, 2016, the record date for the Annual Meeting.

Name, Age, Position	Business Experience

Thomas H. Nolan, Jr., Age 58 Chairman and Chief Executive Officer

Mr. Nolan joined us as Chairman of our Board of Directors and Chief Executive Officer in September 2011. Mr. Nolan previously worked for General Growth Properties, Inc. (“GGP”), serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan earned a Bachelor of Business Administration from the University of Massachusetts.

Phillip D. Joseph, Jr., Age 47 Executive Vice President and Chief Financial Officer (effective April 20, 2015)

Mr. Joseph joined us as Executive Vice President and Chief Financial Officer in April 2015. Mr. Joseph currently oversees all aspects of Finance, Accounting, Tax, Information Technology and Investor Relations. Mr. Joseph has over twenty years of real estate experience and has demonstrated expertise in developing, leading and executing capital markets, stakeholder engagement and financial planning and analysis activities. Prior to joining Spirit, Mr. Joseph spent more than 13 years at ProLogis, a leading owner, operator and developer of industrial real estate, most recently as Managing Director and Global Treasurer. Prior to ProLogis, Mr. Joseph spent his early career in real estate banking, including roles at American National Bank, Sanwa Bank Securities, and Draper & Kramer. Mr. Joseph received a B.A. degree in Economics & Management from DePauw University and a M.B.A. from the JL Kellogg Graduate School of Management at Northwestern University.

Gregg A. Seibert, Age 52 Executive Vice President and Chief Investment Officer

Mr. Seibert serves as our Executive Vice President and Chief Investment Officer and is responsible for and oversees our acquisitions and investments function. Mr. Seibert has served in various strategic and operational capacities for Spirit since September 2003, when he was a co-founding member of the executive management team. Prior to Spirit, Mr. Seibert worked for over nine years at Franchise Finance Corporation of America (FFCA), and held positions as Vice President and Senior Vice President of Underwriting and Research and Senior Vice President of Acquisitions until FFCA’s acquisition in August 2001 by GE Capital Corporation where he served as a Senior Vice President until he joined us. From 1989 to 1994, Mr. Seibert was a Vice President in the commercial real estate lending group of Bank of America, and from 1988 to 1989, he served as an investment analyst with the Travelers Insurance Company. Mr. Seibert earned a BS in Finance from the University of Missouri and a M.B.A. in Finance from the University of Missouri Graduate School of Business.

Mark L. Manheimer, Age 39 Executive Vice President – Asset Management

Mr. Manheimer was named Executive Vice President – Asset Management in January of 2014, prior to which he had served as Senior Vice President – Asset Management since April 2012. Mr. Manheimer previously worked for Cole Real Estate Investments, where he served as its Director of Acquisitions and Vice President and Head of Retail Sale-Leaseback Acquisitions from 2009 to 2012. Prior to joining Cole Real Estate Investments, Mr. Manheimer was employed by Realty Income Corporation, where he focused on underwriting sale lease-back transactions from 2005 to 2009. Mr. Manheimer previously worked in the Leveraged Finance Group at First Union Securities (now Wells Fargo Securities), and at Patriarch Partners, a private equity firm, from 2001 to 2003 and at FTI Consulting, a turnaround consulting firm from 2004 to 2005. Mr. Manheimer earned a B.S. from the University of Florida and a M.B.A. from the University of Notre Dame.

Michelle M. Greenstreet, Age 48 Senior Vice President, Chief Human Resources Officer

Ms. Greenstreet joined us in November 2015 and currently serves as Senior Vice President and Chief Human Resources Officer for the Company. Ms. Greenstreet’s primary focus is on internal stakeholder engagement and organizational effectiveness. Ms. Greenstreet has more than 20 years of human resource experience. Prior to joining us, Ms. Greenstreet was Senior Director of Human Resources at Sabre Corporation, a technology company offering SAAS products for the travel and hospitality industry from July 2015 to November 2015. Prior to that, Ms. Greenstreet served as the Senior Director of Human Resources for Flowserve Corporation from March 2014 to June 2015. Her industry experience also includes global manufacturing, consulting, and transportation. From 2012 – 2014, Ms. Greenstreet was Executive Vice President and Chief Human Resources Officer at Caliber Home Loans, and from 1998 – 2012 she served in various senior level human resource roles with Citigroup. Ms. Greenstreet holds a B.A., Political Science degree from Texas A&M University-Commerce.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

David J. Gilbert, Chair

Kevin M. Charlton

Richard I. Gilchrist

Sheli Z. Rosenberg

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our 2015 compensation program for our principal executive officer (Mr. Nolan), our principal financial officer (Mr. Joseph), our former principal financial officer (Mr. Bender), who transitioned to our Chief Accounting Officer in April 2015, and our three other most highly compensated executive officers during 2015 (Messrs. Seibert, Manheimer and Berry) (collectively, our “Named Executive Officers”). Mr. Bender transitioned from our principal financial officer to our Chief Accounting Officer in April 2015, served as our Chief Accounting Officer from April 20, 2015 through August 27, 2015, and continued his employment with us in a non-executive capacity until January 15, 2016. Mr. Berry served as our Senior Vice President, General Counsel and Corporate Secretary from July 2013 to March 4, 2016.

In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2015 compensation program and the compensation awarded to our Named Executive Officers for 2015. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.

Our executive compensation program is designed to provide a total compensation package intended to align our executives’ compensation with the Company’s performance and stockholders’ interests, and to attract, motivate and retain talented and experienced executive officers through competitive compensation arrangements relative to our peer group.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the Compensation Committee of our Board has generally determined the overall compensation of our Named Executive Officers and its allocation among the elements described below, relying on the analyses and advice provided by its compensation consultant.

Our compensation decisions for the Named Executive Officers in 2015, including each of the key elements of our executive compensation program, are discussed in more detail below.

Executive Compensation Philosophy and Objectives:  Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, key and core to our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.

Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior employees. We further use annual performance-based cash compensation to motivate executive officers to attain (and reward them for attaining) financial, operational, individual and other goals that are consistent with increasing stockholder value. Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.

We view the components of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. We have considered, but not relied upon exclusively, the following factors in determining the appropriate level for each compensation component: our understanding of the competitive market based on input of our compensation consultant, Towers Watson; the collective experience of members of our Compensation Committee and their review of compensation surveys and studies by our compensation consultant (including a study of the compensation practices of our Peer Group described below); our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; and other considerations our Board and Compensation Committee determines are relevant. In determining the companies to include in the Peer Group, Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed are comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. Our Compensation Committee did not employ benchmarking to determine our Named Executive Officers’ compensation in 2015, but used the Peer Group’s compensation practices and levels as one of many factors to formulate Spirit’s executive compensation.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that, collectively, they are effective in achieving our overall objectives.

Compensation Elements:  Each of the following elements of our compensation program taken separately, as well as taken as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation	To incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation (restricted stock and performance share awards)	To emphasize long-term performance objectives, align the interests of our executives with stockholder interests, encourage the maximization of stockholder value and retain executives.
Severance and change in control benefits	To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, particularly when considering strategic alternatives that may adversely impact our executives.
Retirement savings – 401(k) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.

The Compensation Committee believes that the executive compensation program should reflect the value created for our stockholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.

We Emphasize a Balanced Mix of Compensation, Weighted Towards Variable Pay Elements:  The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provide the intended alignment of executive compensation with the Company’s performance and stockholder interests, while also providing the necessary fixed and knowable minimum as well as short and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers.

The following graphs show the emphasis we place on variable at-risk pay elements, such as performance-based cash bonuses (Non-Equity Incentive Plan Compensation) and equity awards.

We Emphasize Pay for Performance:  The Company’s compensation program is designed to align Company-wide financial and operational achievements through the use of annual cash bonuses and performance-based long-term equity awards granted to its Named Executive Officers.

Annual cash bonuses are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. They are earned based upon the Compensation Committee’s assessment of Company-wide performance under key performance metrics targeted in the bonus program approved by the Compensation Committee.

Under the 2015 Bonus Program, certain of the executives were eligible to earn cash bonuses based on the Company’s achievement in 2015 of performance goals relating to (i) Adjusted Funds From Operations (“AFFO”, a supplemental non-GAAP financial measure defined in the Annual Report on Form 10-K of Spirit Realty Capital, Inc. filed with the SEC on February 26, 2016); (ii) debt to EBITDA ratio (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization); (iii) weighted average occupancy levels of Company real estate assets; and (iv) acquisition volume.

The following table reflects Spirit’s performance target goals for Company performance set forth in the 2015 Bonus Program. The Compensation Committee believes these annual targeted operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders:

2015 Key Performance Measures	Threshold	Target	Maximum
AFFO Per Share	$0.83	$0.85	$0.87
Debt to EBITDA	7.2x	6.8x	6.7x
Occupancy	97%	98%	99%
Acquisitions (millions)	$500	$800	$1,000

In order for acquisitions to be considered under the incentive plan, a transaction must meet the pricing and quality criteria established in the approved Business Plan unless prior Board approval is obtained.

Individual performance is not evaluated solely upon the satisfaction of pre-determined performance goals, but evaluated subjectively (a) by the Compensation Committee with input by our Chief Executive Officer with respect to the other Named Executive Officers and (b) by the Board with respect to our Chief Executive Officer.

Depending on the actual operational results, Messrs. Nolan, Joseph, Bender, Seibert, Manheimer and Berry were eligible to earn a maximum cash incentive of 300%, 150%, 133%, 200%, 200% and 200% of their annual base salaries, respectively, under the program if the maximum objectives are achieved or exceeded. In determining each executive’s actual cash bonus under the 2015 Bonus Program, the incentive opportunity is weighted based on the officer’s core responsibilities within the organization. Under certain circumstances, the Board or Compensation Committee may decide to award cash bonuses to our executives beyond the maximum prescribed by the program.

In determining the executive’s actual bonus under the 2015 Bonus Program, the goals were weighted as follows for the applicable executive:

Named Executive Officer	AFFO	Debt/EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H. Nolan, Jr.	20%	20%	20%	20%	20%
Phillip D. Joseph, Jr.	20%	20%	20%	20%	20%
Michael A. Bender	20%	30%	15%	15%	20%
Gregg A. Seibert	20%	10%	10%	40%	20%
Mark L. Manheimer	20%	10%	25%	25%	20%
Ryan A. Berry	20%	20%	20%	20%	20%

As described in more detail immediately below, we also grant long-term, multi-year performance share awards that are earned based on the achievement of the Company’s TSR achieved during a three-year performance period.

We Align Executive Compensation with Value Creation for Our Stockholders:  Our long-term incentive plan employs a combination of restricted stock and performance share awards, which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives.

Restricted stock awards, which generally vest over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance.

Performance share awards are earned based on a multi-year performance over a three-year performance cycle. Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage range between 0% and 250% depending on the Company’s TSR during the performance period. The percentage range is based on the attainment of TSR of the Company compared to that of specified peer groups of companies during the performance period, which for the awards made in 2015 is from January 1, 2015 through December 31, 2017. In addition, each performance share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the shares. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.

In setting long-term incentive plan award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance and the market for compensation of executives of competitors and other comparable market participants.

2015 COMPENSATION HIGHLIGHTS AND KEY DECISIONS

Amended Employment Agreements:  In connection with amending the employment agreements for Messrs. Nolan, Manheimer and Seibert, we eliminated the benefit that provided certain of the executives with a gross-up on excise taxes imposed under the change in control “parachute payment” tax code rules. We also amended other provisions to further align their compensation and severance arrangements to market and to that of the peer group, including increasing their base salaries and adjusting incentive opportunities.

Cash Bonuses Reflected Positive 2015 Company Performance and Rewarded Outstanding Results:  As discussed above, we have implemented a cash bonus program that we believe motivates our executives to achieve our short-term performance objectives and individual performance objectives that support the Company’s strategic and operational goals. For 2015, acquisition volume was $889.2 million, well above the target goal of $800 million. The debt to EBITDA ratio was 6.9x – better than threshold, but fell short of the 6.8x target. We achieved AFFO per diluted share of $0.87, which was equal to the maximum goal. We achieved 98.5% weighted average occupancy, which was above the 98% target, but below the maximum goal of 99%.

As further described below, as a result of our Compensation Committee’s evaluation of our performance and based on a review of each executive’s individual performance, and consistent with the 2015 Bonus Program, the cash bonus payments to our Named Executive Officers were 202%, 122%, 107%, 164%, 161%, and 117% of Messrs. Nolan, Joseph, Bender, Seibert, Manheimer and Berry’s annual base salaries, respectively, which were below the maximum eligible amounts under the program for each executive.

Long Term Equity Incentive Compensation Allocation – Restricted Stock and Performance Share Awards:  Consistent with last year, we granted a mix of restricted stock and performance share awards under our long-term incentive plan to our executives. We generally strive to allocate the grants equally between performance share awards and restricted stock, and the long-term equity incentive compensation of Messrs. Joseph, Manheimer and Berry was equally allocated between performance share awards and restricted stock. The long-term equity incentive compensation of Mr. Nolan was allocated 53% to performance share awards and the remaining 47% to restricted stock, and for Mr. Seibert was allocated 44% to performance shares and 56% to restricted stock.

2015 Say on Pay Voting Results:  Our Board has determined that an advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. At our 2015 Annual Meeting of Stockholders, 95.71% of shares represented at the meeting, and eligible to vote, voted to approve our executive compensation program. The Compensation Committee believes the strong level of support for our compensation program in 2015 reflects the strong alignment between our executive pay and performance, both (a) qualitatively in performance metrics selected and instruments of compensation employed, as well as (b) quantitatively in the amounts of compensation received by our executives relative to the Company’s and their respective performances. The Compensation Committee values the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions.

DETERMINATION OF COMPENSATION

Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions:  The Compensation Committee of our Board oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.

Our Chief Executive Officer evaluates the individual performance and contributions of each other Named Executive Officer and reports to our Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with our Compensation Committee regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed.

We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and stockholder interests. Subjective factors considered in compensation determinations include a Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants:  For 2015, the Compensation Committee retained the services of Towers Watson to provide assistance to the Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program.

2015 EXECUTIVE COMPENSATION

The following describes the primary components of our 2015 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined.

Base Salary:  We provide our Named Executive Officers with a base salary to compensate them for services rendered to our Company during the fiscal year. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts are established based on consideration of, among other factors, the scope of the Named Executive Officer’s responsibilities, years of service and the general knowledge of our Compensation Committee or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our Named Executive Officers are reviewed periodically by our Compensation Committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.

In its review of base salaries for fiscal 2015, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s peer group. Based on that review, and in connection with amending their employment agreements, the Compensation Committee approved the following base salary increases:

Named Executive Officer	2014 Base Salary ($)	2015 Base Salary ($)
Thomas H. Nolan, Jr.	742,630	775,000
Gregg A. Seibert	310,000	375,000
Mark L. Manheimer	265,225	300,000

Annual Performance-Based Compensation:  We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. In February 2015, our Compensation Committee approved the 2015 Bonus Program, which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning the interests of management with the interests of our stockholders. All of our Named Executive Officers were eligible to participate in the 2015 Bonus Program.

Our Compensation Committee approved threshold, target and maximum bonuses for each executive, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus
Thomas H. Nolan, Jr.	87.5%	175%	300%
Phillip D. Joseph, Jr.	50.0%	100%	150%
Michael A. Bender	50.0%	100%	133%
Gregg A. Seibert	62.5%	125%	200%
Mark L. Manheimer	62.5%	125%	200%
Ryan A. Berry	75.0%	150%	200%

As mentioned above, the Company performance goals under the 2015 Bonus Program were as follows:

2015 Key Performance Measures	Threshold	Target	Maximum
AFFO Per Share	$0.83	$0.85	$0.87
Debt to EBITDA	7.2x	6.8x	6.7x
Occupancy	97%	98%	99%
Acquisitions (millions)	$500	$800	$1,000

In order for acquisitions to be considered under the incentive plan, a transaction must meet the pricing and quality criteria established in the approved Business Plan unless prior Board approval is obtained.

The weighting of each performance goal for each Named Executive Officer eligible to participate in the 2015 Bonus Program was:

Named Executive Officer	AFFO	Debt/EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H. Nolan, Jr.	20%	20%	20%	20%	20%
Phillip D. Joseph, Jr.	20%	20%	20%	20%	20%
Michael A. Bender	20%	30%	15%	15%	20%
Gregg A. Seibert	20%	10%	10%	40%	20%
Mark L. Manheimer	20%	10%	25%	25%	20%
Ryan A. Berry	20%	20%	20%	20%	20%

In 2015, Spirit acquired $889.2 million of net-leased real estate while generating AFFO of $0.87 per diluted share. As of December 31, 2015, our debt to EBITDA ratio was 6.9x and our weighted average occupancy for 2015 was 98.5%.

The annual cash bonus compensation payments approved by our Compensation Committee are set forth in the table below, allocated between (a) amounts paid pursuant to achievement of objective pre-approved performance criteria (AFFO per share; Debt to EBITDA; Occupancy and Acquisitions) under the column “2015 Non-Equity Performance Incentive Bonus”, and (b) amounts paid pursuant to the Compensation Committee’s subjective evaluation of the executive’s performance in accordance with the criteria of the 2015 Bonus Plan under the column “2015 Individual Discretionary Bonus”:

Named Executive Officer	2015 Individual Discretionary Bonus ($)	2015 Non-Equity Performance Incentive Bonus ($)
Thomas H. Nolan, Jr.	135,850	1,426,000
Phillip D. Joseph, Jr.	100,000	387,448
Michael A. Bender	74,263	324,841
Gregg A. Seibert	125,000	489,364
Mark L. Manheimer	90,000	392,970
Ryan A. Berry	47,000	227,626

For 2016, the Compensation Committee has approved substantially similar Company performance criteria as approved under the 2015 Bonus Program, except the weightings for the individual performance goal increased to 30%, resulting in a corresponding reduction in the weighting for the other performance goals.

Long-Term Equity-Based Incentives:  The goals corresponding to our long-term equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, align our Named Executive Officers’ interests with those of our stockholders.

In 2015, we granted a mix of restricted stock and performance share awards to our Named Executive Officers. The target value of equity incentive awards for our Named Executive Officers is generally allocated equally between restricted stock and performance share awards. Performance share awards, as defined below, remain at risk of forfeiture during the duration of the three-year performance period.

The table below reflects the target long-term incentive award (“LTIP”) values, and actual allocation of awards, granted to Messrs. Nolan, Seibert, Manheimer and Berry. Mr. Joseph received equity awards in connection with the commencement of his employment (and outside our annual grant process). Mr. Bender transitioned to a non-executive role in August 2015 and therefore was only granted an annual restricted stock award:

		Actual LTIP Award Allocation
Named Executive Officer	Target LTIP Value (% of Base Salary)	Restricted Stock	Performance Shares
Thomas H. Nolan, Jr.	450%	47%	53%
Gregg A. Seibert	250%	56%	44%
Mark L. Manheimer	250%	50%	50%
Ryan A. Berry	150%	50%	50%

Restricted Stock Awards:  In 2015, we made the following grants of restricted stock to certain of our Named Executive Officers:

Named Executive Officer	Number of Restricted Shares
Thomas H. Nolan, Jr.	130,744
Phillip D. Joseph	42,373
Michael A. Bender	31,818
Gregg A. Seibert	50,209
Mark L. Manheimer	32,134
Ryan A. Berry	15,103

These awards reflect 100% of the target restricted stock award opportunities to Messrs. Nolan, Seibert, Manheimer and Berry, and were awarded to incentivize and retain our Named Executive Officers and to further incentivize the executives to achieve performance expectations that we believe will correlate to increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders. In addition, these awards are entitled to receive dividends on unvested shares of restricted stock. These awards generally are subject to vesting over a period of three years, and are subject to the executive’s continued employment with us. Mr. Joseph’s award was negotiated as part of his hiring in 2015 and vests over a three-year period from March 2015 (subject to his continued employment). For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.

Performance Share Awards:  In 2015, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to certain of our Named Executive Officers. Pursuant to the performance share awards, each Named Executive Officer is eligible to vest in and receive a number of shares of our common stock ranging from 0% - 250% of the target number of performance shares granted and set forth in the table below based on the attainment of TSR goals during the performance period running from January 1, 2015 through December 31, 2017, relative to the specified Peer Group and Primary Net Lease Peer Group of companies defined below, and subject to the Named Executive Officer’s continued employment.

The Peer Group and Primary Net Lease Peer Group of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from Towers Watson, consist of the following companies:

Peer Group:  Alexandria Real Estate Equities, Inc., Healthcare Trust of America, Inc., BioMed Realty Trust, Inc., Lexington Realty Trust, Medical Properties Trust, Inc., DuPont Fabros Technology, Inc., National Retail Properties, Inc., EPR Properties, Omega Healthcare Investors, Inc., Welltower, Inc. (aka Health Care REIT, Inc.), Realty Income Corporation, Healthcare Realty Trust Incorporated and W.P. Carey, Inc.

Primary Net Lease Peer Group:  National Retail Properties, Inc. and Realty Income Corporation.

In determining the companies to include in the Peer Groups, Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed most comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. BioMed Realty Trust will no longer be included in the Peer Group for 2016 as it was acquired in January 2016 by Blackstone Real Estate Partners VIII L.P. In determining the companies to include in the Primary Net Lease Peer Group, Towers Watson and our Compensation Committee selected those companies in the Peer Group that they believed to be our closest competitors.

The target performance shares granted to each executive are as follows. Mr. Bender did not receive a performance share award because he transitioned to Chief Accounting Officer in April 2015:

Named Executive Officer	Target Number of Performance Shares Granted
Thomas H. Nolan, Jr.	149,422
Phillip D. Joseph, Jr.	42,373
Gregg A. Seibert	40,167
Mark L. Manheimer	32,134
Ryan A. Berry	15,103

These awards reflect 100% of the target performance share award opportunities to each of the Named Executive Officers, and were awarded to incentivize and retain our Named Executive Officers while imposing performance expectations intended to reward increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders.

The number of performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Peer Group and the Primary Net Lease Peer Group. Between 0% and 200% of the target performance shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the specified Peer Group. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 50th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Peer Group.

The number of performance shares that vest will be further adjusted upward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to an aggregate cap on such increase of 25%. In addition, the number of performance shares that vest will be further adjusted downward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to a cap on such decrease of 25%. However, in no event will more than 100% of the target number of performance shares fully vest and be earned unless our TSR reaches a certain minimum level during the performance period.

If an executive experiences a termination of employment without “cause” or for “good reason” during the performance period, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of our Company, the performance shares will vest based on the Company’s achievement of TSR goals as of the change in control.

Each performance share award also entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from the applicable grant date through the issuance of the shares, if any.

2013 Performance Share Awards Earned Based on Performance through 2015.  In 2013, we granted performance share awards that were eligible to vest at the end of 2015 based on our TSR performance relative to the TSR achieved by two set peer groups during the 2013—2015 performance period. Based on that performance, each Named Executive Officer earned 237.08% of the target number of performance shares subject to the award.

STOCK OWNERSHIP AND RETENTION GUIDELINES

The Company has adopted stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders. The guidelines require the Named Executive Officers to own the lesser of a minimum number of shares of stock or value as a percentage of base salary. Each officer is expected to satisfy the applicable ownership requirement within 5 years after first becoming subject to the guidelines. The table below reflects the current stock ownership guidelines:

Position	Percentage of Base Salary	Minimum Number of Shares
Chief Executive Officer	500%	240,000
Chief Financial Officer	300%	72,500
Chief Investment Officer	200%	34,500
Executive Vice President	200%	34,500

The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member and unvested restricted stock and performance share awards to the extent they will result in the issuance of common stock to the officer at the time of determination.

All of the Named Executive Officers currently employed by us are in compliance with the stock ownership guidelines.

RETIREMENT SAVINGS

We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.

EMPLOYEE BENEFITS AND PERQUISITES

All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical and dental benefits, as well as vision discounts;
•	Medical and dependent care flexible spending accounts;
•	Short-term and long-term disability insurance;
•	Accidental death and dismemberment insurance; and
•	Life insurance

With the exception of the flexible spending accounts, premiums for each of our employee’s health and welfare plans were paid in full by the Company for the 2015 plan year. In addition, we contributed $500 to the medical flexible spending account for each individual who was employed on January 1, 2015. We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives (including our Named Executive Officers), in addition to any related gross-up of taxes to make the Named Executive Officers whole. We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement, individual life insurance policies, annual physical exams, and/or for costs associated with relocating and/or temporary living expenses. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

We may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION

As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2015 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations.

In August 2015, we amended and restated the employment agreements for Messrs. Nolan, Seibert and Manheimer. In doing so, we eliminated the 280G gross-up provisions contained in certain of the employment agreements and replaced them with a “best pay cap” provision such that any payments and/or benefits payable upon a change in control will be reduced if the reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of the payments and benefits. In connection with amending and restating the agreements, we also revised the executives’ severance arrangements based on a review of peer group and broader REIT industry practices and market trends. Furthermore, the Board has adopted a policy that prohibits the Company from entering into any future plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.

Severance payments and benefits for Messrs. Nolan, Joseph, Seibert and Manheimer would become payable upon a termination by our Company without “cause”, by the executive for “good reason” or as a result of our Company’s non-extension of the employment term. The payments and benefits include a multiple of base salary, any earned but unpaid prior-year bonus and a pro-rata bonus for the year of termination, either the executive’s target bonus for the termination year (Joseph) or bonus paid in the prior year (other executives), Company-paid continued healthcare coverage for a period of time following termination and accelerated vesting of time-vesting Company equity awards.

TAX AND ACCOUNTING CONSIDERATIONS

Code Section 162(m):  Generally, Section 162(m) of the Code, or Section 162(m), disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated named executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” within the meaning of the Code. Prior to our IPO in September 2012, our Board and Chief Executive Officer had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company. In approving the amount and form of compensation for our Named Executive Officers in the future, our Compensation Committee will consider all elements of the cost to our Company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Code Section 409A:  Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G:  Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board has adopted a policy that the Company will not enter into in the future, any new plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code. In amending the employment agreements for Messrs. Nolan, Seibert and Manheimer in 2015, we removed the obligation that we pay or reimburse for these excise taxes.

Accounting for Stock-Based Compensation:  We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION TABLES

Summary Compensation Table:  The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2015, 2014 and 2013:

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Thomas H. Nolan, Jr.,	2015	775,000		135,850	3,773,463	(4)	1,426,000	41,522	6,151,835
Chief Executive Officer	2014	742,630		148,526	2,501,137		1,076,442	15,690	4,484,425
	2013	721,000		288,400	3,059,337		1,124,890	7,680	5,201,307
Phillip D. Joseph, Jr.,	2015	283,590	(5)	100,000	1,127,969	(4)	387,448	102,602	2,001,609
Executive Vice President, Chief Financial Officer and Treasurer
Michael A. Bender,	2015	371,315	(6)	74,263	380,861	(4)	324,841	28,921	1,180,201
Former Chief Financial Officer;	2014	371,315		99,017	1,044,234		349,191	29,947	1,893,704
Former Chief Accounting Officer	2013	360,500		95,893	1,147,239		376,466	29,065	2,009,163
Gregg A. Seibert,	2015	375,000		125,000	1,194,670	(4)	489,364	39,805	2,223,839
Chief Investment Officer	2014	310,000		185,506	695,994		314,494	25,012	1,531,006
	2013	257,500		68,495	431,505		270,596	24,130	1,052,226
Mark L. Manheimer,	2015	300,000		90,000	859,585	(4)	392,970	31,485	1,674,040
Executive Vice President	2014	265,225		70,726	594,966		263,170	20,119	1,214,206
	2013	257,500		68,495	431,505		265,521	17,099	1,040,120
Ryan A. Berry Former Senior Vice President, General Counsel and Corporate Secretary	2015	235,000	(7)	47,000	404,005	(4)	227,626	16,906	930,537

(1) Amounts represent discretionary annual cash bonuses determined by the Compensation Committee based on its review of the Named Executive Officers’ individual performance under the respective year’s Bonus Program.

(2) The amounts shown represent the bonus performance awards earned based on the achievement of Company-wide performance goals in the respective year and paid in the following year under our respective year’s Bonus Program. See “Compensation Discussion and Analysis—2015 Executive Compensation—Annual Performance-Based Compensation” for a detailed discussion of the 2015 Bonus Program.

(3) The following table sets forth the amounts of other compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2015 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued based on the aggregate incremental cost to us.

Name	Life Insurance ($) (a)	Supplemental Long-Term Disability ($) (b)	401(k) Plan Company Contributions ($)	Physical Exam ($)	Hiring Expenses ($)	Total ($)
Thomas H. Nolan, Jr.	21,334	7,588	10,600	2,000	0	41,522
Phillip D. Joseph, Jr.	3,095	13,583	7,333	2,000	76,591 (c)	102,602
Michael A. Bender	0	18,321	10,600	0	0	28,921
Gregg A. Seibert	10,000	17,205	10,600	2,000	0	39,805
Mark L. Manheimer	10,000	8,885	10,600	2,000	0	31,485
Ryan A. Berry	0	6,306	10,600	0	0	16,906

(a)	Amounts represent life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers.

(b)	Amounts represent premium payments by the Company for supplemental long-term disability insurance policies for our Named Executive Officers equal to $4,098, $8,985, $9,878, $9,500, $5,752 and $4,016, respectively, plus related tax gross-up payments equal to $2,962, $4,070, $7,916, $7,177, $2,605 and $1,762, respectively. Amounts also include premium payments for enhanced long-term disability coverage not generally available to all full-time employees.

(c)	Amount represents one-time payments by the Company equal to $34,242 for Mr. Joseph’s apartment expenses, pursuant to the terms of Mr. Joseph’s employment agreement. Additionally, pursuant to the terms of Mr. Joseph’s employment agreement and related to Mr. Joseph’s relocation, the Company paid travel expenses in the amount of $27,592. Amount also includes reimbursements for Mr. Joseph’s vehicle expenses and legal fees incurred with respect to his employment agreement.

(4)	Amount represents the grant date fair value of restricted common stock awards for each year and includes performance share awards granted during 2015. Grants remain subject to vesting and/or forfeiture pursuant to their terms. Amounts were calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of the performance share awards is based on the probable outcome of achieving the performance conditions. The maximum potential value of the performance share awards granted to Messrs. Nolan, Joseph, Bender, Seibert, Manheimer and Berry is $5,521,143, $1,565,690, $0, $1,484,178, $1,187,351 and $558,063, assuming the Company achieves the maximum goal for each performance criteria.

(5)	Mr. Joseph commenced employment with the Company on April 20, 2015. As such, the amount is pro-rated to reflect his partial year of service.

(6)	On April 20, 2015, Mr. Bender transitioned out of the role of Executive Vice President, Chief Financial Officer and Treasurer and into the role of Executive Vice President, Chief Accounting Officer. On August 27, 2015, Mr. Bender resigned from such role, and continued his employment with the Company in a non-executive capacity through January 15, 2016.

(7)	Mr. Berry was not a named executive officer in 2013 or 2014.

Grants of Plan-Based Awards in 2015

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Thomas H. Nolan, Jr.	N/A	678,125	1,356,250	2,325,000
	3/6/15							130,744	1,565,006
	3/6/15				74,748	149,422	373,555		2,208,457
Phillip D. Joseph, Jr.	N/A	200,000	400,000	600,000
	4/20/15							42,373	501,696
	4/20/15				21,197	42,373	105,933		626,273
Michael A. Bender	N/A	185,658	371,315	493,849
	3/6/15							31,818	380,861
Gregg A. Seibert	N/A	234,375	468,750	750,000
	3/6/15							50,209	601,002
	3/6/15				20,094	40,167	100,418		593,668
Mark L. Manheimer	N/A	187,500	375,000	600,000
	3/6/15							32,134	384,644
	3/6/15				16,075	32,134	80,335		474,941
Ryan A. Berry	N/A	176,250	352,500	470,000
	3/6/15							15,103	180,783
	3/6/15				7,555	15,103	37,758		223,222

(1)     The awards shown are the 2015 award opportunities under the 2015 Bonus Program, which are expressed as percentages of base salary and were established by our Compensation Committee at its meeting in February 2015. The amounts shown represent the potential value of cash bonus awards that could have been earned for 2015 (and paid in 2016) under the 2015 Bonus Program. Under the 2015 Bonus Program, each executive was eligible to earn a cash bonus based on our achievement in 2015 of performance goals relating to (i) AFFO per share, (ii) debt to EBITDA ratio, (iii) weighted average occupancy levels of our owned real estate assets, and (iv) acquisition volume. Each executive’s bonus opportunity was weighted among the performance goals as set forth above.

At the threshold, target and maximum levels of achievement of the non-discretionary Company performance goals, Mr. Nolan could have earned a bonus equal to 87.5%, 175% and 300%, respectively, of his annual base salary, Mr. Joseph could have earned a bonus equal to 50%, 100% and 150%, respectively, of his annual base salary and Mr. Bender could have earned a bonus equal to 50%, 100% and 133%, respectively, of his annual base salary. For Messrs. Seibert and Manheimer, at the threshold, target and maximum levels of achievement, they could have each earned a bonus equal to 62.5%, 125% and 200%, respectively, of their respective annual base salaries. At the threshold, target and maximum levels of achievement, Mr. Berry could have earned a bonus equal to 75%, 150% and 200%, respectively, of his annual base salary. Please also see “Compensation Discussion and Analysis—2015 Executive Compensation—Annual Performance-Based Compensation” for a detailed discussion of the 2015 Bonus Program.

(2)     The performance share awards were awarded in 2015 for the performance period running from January 1, 2015 through December 31, 2017. The target number of shares was granted to each Named Executive Officer. The “threshold” number of shares represents approximately 50% of the performance shares granted, which is the number of shares that would vest based on achieving the minimum TSR goal during the performance period relative to that of the Peer Group, as adjusted downward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “target” number of shares represents 100% of the performance shares granted, which is the number of shares that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable Peer Group, and not adjusted based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “maximum” number of shares shown is 250% of the performance shares granted, which is the number of shares that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable Peer Group, as adjusted upward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. Please see the section “Compensation Discussion and Analysis—2015 Executive Compensation—Performance Share Awards” for a detailed discussion of the performance share awards.

(3)     Amounts represent the grant date fair value of restricted common stock awards and performance share awards granted during 2015, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table:   The following provides a description of the material terms of each Named Executive Officer’s employment agreement that was in effect in 2015. In August 2015, we amended and restated the agreements for Messrs. Nolan, Seibert, and Manheimer, and entered into a transition and separation agreement with Mr. Bender that covered his employment through his termination date on January 15, 2016. We did not amend Mr. Joseph’s employment agreement because it had been negotiated earlier in the year in connection with the commencement of his employment in April 2015. In addition, we did not amend Mr. Berry’s employment agreement.

Unless otherwise noted below, the terms and conditions of the amended employment agreements are the same as the prior agreements. In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below.

Thomas H. Nolan, Jr.

The term of Mr. Nolan’s original agreement expired on September 4, 2014, and pursuant to its provisions, automatically renewed for another one-year term; under his amended and restated employment agreement, the term will expire (unless earlier terminated) on August 27, 2018 and will automatically renew for additional one-year terms.

Pursuant to his employment agreement, Mr. Nolan serves as the Chief Executive Officer and the Chairman of the Board of Directors of our Company. In connection with entering into his amended and restated employment agreement, Mr. Nolan’s minimum annual base salary was increased to $775,000, which is subject to increase at the discretion of our Board. In addition, Mr. Nolan is eligible to receive an annual discretionary cash performance bonus which, under his amended and restated employment agreement, is targeted at 175% of his base salary (with a maximum bonus opportunity equal to 300% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2015 were the criteria of the 2015 Bonus Program discussed above. Additionally, Mr. Nolan is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.

Under his employment agreement, Mr. Nolan is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive up to $21,334 per year in Company-paid term life insurance premium payments and up to $2,000 per year for an annual physical examination.

Mr. Nolan’s employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Phillip D. Joseph, Jr.

Pursuant to his employment agreement, Mr. Joseph serves as Executive Vice President and Chief Financial Officer of the Company. The term of his employment agreement will expire (unless earlier terminated) on April 20, 2018 and will automatically renew for additional one-year terms. During the employment term Mr. Joseph is entitled to receive a minimum annual base salary of $400,000, which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Joseph is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary (with a maximum bonus opportunity equal to 150% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2015 were the criteria of the 2015 Bonus Program discussed above. In February 2016, we increased Mr. Joseph’s annual base salary to $415,000 and increased his bonus target and maximum to 125% and 200%, respectively, of his base salary.

In connection with entering into his employment agreement, we granted Mr. Joseph a restricted stock award and a performance share award, each with a value equal to $500,000. The restricted stock award vests in substantially equal one-third installments on each of the first three anniversaries of March 1, 2015, subject to Mr. Joseph’s continued employment. The performance share award covers the three-year performance period beginning January 1, 2015. Additionally, Mr. Joseph is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.

Under his employment agreement, Mr. Joseph is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $2 million term life insurance policy and up to $2,000 per year for an annual physical examination.

Mr. Joseph’s employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Michael A. Bender

Employment Agreement

Prior to entering into a transition and separation agreement in August 2015, Mr. Bender was party to an employment agreement, the original term of which expired on August 4, 2014, and pursuant to its provisions, automatically renewed for another one-year term. Mr. Bender originally served as our Executive Vice President and Chief Financial Officer up until April 20, 2015, at which time he transitioned into the role of Executive Vice President, Chief Accounting Officer.

Pursuant to the employment agreement, Mr. Bender was entitled to receive a minimum annual base salary of $360,500, which was increased to $371,315 for 2014 and remained unchanged in 2015. In addition, Mr. Bender was eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary (with a maximum bonus opportunity equal to 133% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year

Under his employment agreement, Mr. Bender was eligible to participate in customary health, welfare and fringe benefit plans. In addition, the employment agreement contained customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Transition and Separation Agreement

In August 2015, the Company and Mr. Bender entered into a transition and separation agreement pursuant to which Mr. Bender continued his employment with the Company in a non-executive capacity until January 15, 2016, at which time he terminated with “good reason”. During the transition period, Mr. Bender remained entitled to receive his base salary and benefits, and remained entitled to vest in his outstanding Company equity awards. In connection with his termination, Mr. Bender received the severance payments and benefits described below under “Potential Payments upon Termination or Change in Control”.

Gregg A. Seibert

The term of Mr. Seibert’s original agreement expired on January 3, 2015, and pursuant to its provisions, automatically renewed for another one-year term; under his amended and restated employment agreement, the term will expire (unless earlier terminated) on August 27, 2018 and will automatically renew for additional one-year terms.

Pursuant to the employment agreement, during the term of his employment, Mr. Seibert serves as Chief Investment Officer and Executive Vice President – Acquisitions. In connection with entering into his amended and restated employment agreement, Mr. Seibert’s minimum annual base salary was increased to $375,000, which is subject to increase at the discretion of our Board or Compensation Committee. In addition, Mr. Seibert is eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2015 were the criteria of the 2015 Bonus Program discussed above. Additionally, Mr. Seibert is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.

Under his employment agreement, Mr. Seibert is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive up to $10,000 per year in Company-paid term life insurance premium payments and up to $2,000 per year for an annual physical examination.

In addition, his employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Mark L. Manheimer

The term of Mr. Manheimer’s original agreement expired on April 15, 2015, and pursuant to its provisions, automatically renewed for another one-year term; under his amended and restated employment agreement, the term will expire (unless earlier terminated) on August 27, 2018 and will automatically renew for additional one-year terms. Mr. Manheimer’s employment terms pursuant to which he serves as our Executive Vice President – Asset Management were changed in August 2015 when Mr. Manheimer and the Company executed a second amended and restated employment agreement. The original term of the current agreement expires on August 27, 2018, and pursuant to its provisions, automatically renews for another one-year term, unless earlier terminated by either our Company or Mr. Manheimer.

Pursuant to the employment agreement, during the term of his employment, Mr. Manheimer serves as Executive Vice President – Asset Management. In connection with entering into his amended and restated employment agreement, Mr. Manheimer’s minimum annual base salary was increased to $300,000, which is subject to increase at the discretion of our Board or Compensation Committee. In addition, Mr. Manheimer is eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2015 were the criteria of the 2015 Bonus Program discussed above. Additionally, Mr. Manheimer is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company.

Under his employment agreement, Mr. Manheimer is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive up to $10,000 per year in Company-paid term life insurance premium payments and up to $2,000 per year for an annual physical examination.

In addition, his employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Ryan A. Berry

Prior to terminating his employment in March 2016, Mr. Berry was employed pursuant to the terms and conditions contained in an employment agreement, under which he served as Senior Vice President – General Counsel of the Company. The term of his employment agreement was set to expire on July 1, 2016.

Under his employment agreement, Mr. Berry was entitled to receive a minimum annual base salary of $200,000; for 2015, his annual base salary was $235,000. In addition, Mr. Berry was eligible to receive an annual discretionary performance bonus targeted at 150% of his base salary based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2015 were the criteria of the 2015 Bonus Program discussed above. At least 50% of Mr. Berry’s annual bonus was required to be paid in cash but up to 50% could have been awarded in the form of an equity award at the Company’s discretion.

In connection with entering into his employment agreement in 2013, we granted Mr. Berry 10,000 shares of restricted stock which were scheduled to vest in substantially equal one-third installments on each of the first three anniversaries of July 1, 2013, subject to Mr. Berry’s continued employment.

Under his employment agreement, Mr. Berry was eligible to participate in customary health, welfare and fringe benefit plans.

In addition, his employment agreement contained customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions

Outstanding Equity Awards at 2015 Fiscal Year-End: The following table summarizes the number of shares of our common stock and other securities underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2015.

Name	Grant Date		Stock Awards: Shares Not Vested (#)	Market Value Shares Not Vested ($) (1)	Equity Incentive Plan Awards: Unearned Performance Shares Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Unearned Performance Shares Not Vested ($) (1)
Thomas H. Nolan, Jr.	03/06/15	(2)	-	-	74,748	748,975
	03/06/15	(3)	130,744	1,310,055	-	-
	02/21/14	(2)	-	-	43,498	435,850
	02/21/14	(3)	49,102	492,002	-	-
	07/02/13	(3)	15,541	155,721	-	-
Phillip D. Joseph, Jr.	04/20/15	(4)	42,373	424,577	-	-
	04/20/15	(2)	-	-	21,197	212,394
Michael A. Bender	03/06/15	(3)	31,818	318,816	-	-
	02/21/14	(2)	-	-	19,225	192,635
	02/21/14	(3)	32,025	320,891	-	-
	07/02/13	(3)	8,966	89,839	-	-
Gregg A. Seibert	03/06/15	(2)	-	-	20,094	201,342
	03/06/15	(3)	50,209	503,094
	02/21/14	(2)	-	-	14,240	142,685
	02/21/14	(3)	18,977	190,150	-	-
	07/02/13	(3)	6,189	62,014	-	-
Mark L. Manheimer	03/06/15	(2)	-	-	16,075	161,072
	03/06/15	(3)	32,134	321,983	-	-
	02/21/14	(2)	-	-	12,173	121,973
	02/21/14	(3)	16,223	162,554	-	-
	07/02/13	(3)	6,189	62,014	-	-
Ryan A. Berry	03/06/15	(2)	-	-	7,555	75,701
	03/06/15	(3)	15,103	151,332	-	-
	02/21/14	(3)	9,182	92,004	-	-
	07/02/13	(3)	6,349	63,617	-	-

(1)     The market value of shares of our common stock that have not vested is calculated based on the closing trading price ($10.02) of our common stock as reported on the NYSE on December 31, 2015, the last trading day of 2015.

(2)     In accordance with the SEC rules, the number of performance shares shown represents the number of performance shares that may be earned during the performance period based on threshold performance compared to the Peer Group, as adjusted by a factor of 25% based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. See the section “Compensation Discussion and Analysis – 2015 Executive Compensation – Performance Share Awards” for a detailed discussion of the performance share awards.

(3)     Represents a restricted stock award that will vest in three equal annual installments, generally on the first through third anniversaries of the date of grant, subject to the executive’s continued employment with the Company through the applicable vesting date(s).

(4)     Represents a restricted stock award that will vest in three equal annual installments on the first through third anniversaries of March 1, 2015, subject to Mr. Joseph’s continued employment with the Company through the applicable vesting date(s).

2015 Option Exercises and Stock Vested:   We have not granted any stock options to our Named Executive Officers.

The following table summarizes vesting of restricted stock and performance share awards applicable to our Named Executive Officers during the year ended December 31, 2015:

Name	Shares Acquired Upon Vesting (#) (1)	Value Realized On Vesting ($) (2)
Thomas H. Nolan, Jr.	652,698	7,058,055
Michael A. Bender	296,687	3,162,008
Gregg A. Seibert	92,816	1,001,145
Mark L. Manheimer	91,438	984,761
Ryan A. Berry	10,941	116,692

(1)	Represents restricted stock and performance shares that vested in 2015.
(2)	Amounts shown are based on the fair market value of our common stock on the applicable vesting date. In addition, the value includes dividend equivalent rights on performance shares that vested in 2015.

Potential Payments upon Termination or Change of Control:

Employment Agreements:  Under the effective employment agreements for Messrs. Nolan, Joseph, Seibert and Manheimer, if the executive’s employment is terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts.

Mr. Nolan would be entitled to receive the following:

(1)	continuation payments totaling three times Mr. Nolan’s annual base salary then in effect, payable over the 24-month period following the termination of employment (unless such termination is within 1 year after a change in control in which case the severance is payable in a lump sum);
(2)	a lump-sum payment equal to the annual bonus paid to Mr. Nolan in the previous year, plus a pro-rata portion of Mr. Nolan’s bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year;
(3)	accelerated vesting of any equity award that vests solely on the passage of time.
(4)	up to 36 months of continued health care premiums for Mr. Nolan and his eligible dependents;

Mr. Joseph would be entitled to receive the following:

(1)	lump-sum totaling two times Mr. Joseph’s annual base salary then in effect;
(2)	a lump-sum payment equal to Mr. Joseph’s target annual bonus, plus a pro-rata portion of Mr. Joseph’s bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year;
(3)	accelerated vesting of any equity award that vests solely on the passage of time; and
(4)	up to 24 months of continued health care premiums for Mr. Joseph and his eligible dependents.

Each of Messrs. Seibert and Manheimer would be entitled to receive the following:

(1)	lump-sum totaling two times the executive’s annual base salary then in effect;
(2)	a lump-sum payment equal to the annual bonus paid to the executive in the previous year, plus a pro-rata portion the executive’s bonus earned in the year of termination, and any earned but unpaid annual bonus from the prior year;
(3)	accelerated vesting of any equity award that vests solely on the passage of time; and
(4)	up to 24 months of continued health care premiums for the executive and his eligible dependents.

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of the Company.

Furthermore, under the effective employment agreements for Messrs. Nolan, Joseph, Seibert and Manheimer, in the event that the executive is terminated by reason of his death or disability, the executive will be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to any earned but unpaid prior year’s bonus and also an amount equal to the annual bonus each for the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with the Company.

Bender Transition and Separation Agreement:  Pursuant to his transition and separation agreement, following his resignation on January 15, 2016, Mr. Bender became entitled to receive (i) continuation payments of his salary for 24 months, (ii) his 2015 annual bonus and (iii) accelerated vesting of any then-outstanding Company equity awards. These amounts were subject to the execution and non-revocation of a release of claims against the Company.

Berry:   In connection with the termination of his employment in March 2016, we paid Mr. Berry the severance payments and benefits for which he was eligible to receive under his employment agreement and performance share agreement, including the following (for which Mr. Berry was required to execute a general release of claims against the Company in order to receive):

•	A lump sum payment equal to his annual base salary;
•	The annual bonus earned (both cash and equity components) for 2015 (i.e., the year prior to the year in which the termination occurred);
•	An amount equal to the annual bonus paid (both cash and equity components) to Mr. Berry in 2015;
•	Accelerated vesting of his restricted stock awards; and
•	Accelerated vesting of his outstanding performance share award at “target”.

Equity Awards:   The restricted stock award agreements covering the restricted stock awards granted to each of our Named Executive Officers provide for accelerated vesting of these awards upon a termination by the Company without “cause” or by the employee for “good reason”, or as a result of the Company’s non-extension of the employment term under the executive’s amended employment agreement.

If an executive experiences a termination of employment without “cause” or for “good reason” during the performance period for the performance shares, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of the Company, the performance shares will vest based on the Company’s achievement of the performance goals as of the change in control.

Summary of Potential Payments:  The following table summarizes the payments that would be made to certain of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2015 and, where relevant, that a change of control of the Company occurred on December 31, 2015. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Upon Death or Disability ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)

Thomas H. Nolan, Jr.	Cash Severance (1)	1,561,850	5,300,140	-	5,300,140
	Accelerated Vesting of Restricted Stock (2)	0	1,957,778	-	1,957,778
	Accelerated Vesting of Performance Shares (3)	0	2,588,533	0	0
	Healthcare coverage	-	38,183	-	38,183
	Life Insurance (Death only)	5,000,000	-	-	-
	Total	6,561,850	9,884,634	0	7,296,101
Phillip D. Joseph, Jr.	Cash Severance (1)	487,448	1,687,448	-	1,687,448
	Accelerated Vesting of Restricted Stock (2)	-	424,577	-	424,577
	Accelerated Vesting of Performance Shares (3)	-	446,400	0	0
	Healthcare coverage	-	15,875	-	15,875
	Life Insurance (Death only)	2,000,000	-	-	-
	Total	2,487,448	2,574,300	0	2,127,900
Michael A. Bender (4)	Cash Severance	-	1,141,734	-	-
	Accelerated Vesting of Restricted Stock	-	728,111	-	-
	Accelerated Vesting of Performance Shares	-	435,940	-	-
	Total	0	2,305,785	0	0
Gregg A. Seibert	Cash Severance (1)	614,364	1,703,455	-	1,703,455
	Accelerated Vesting of Restricted Stock (2)	0	755,258	-	755,258
	Accelerated Vesting of Performance Shares (3)	0	727,888	0	0
	Healthcare coverage	-	25,456	-	25,456
	Life Insurance (Death only)	1,000,000	-	-	-
	Total	1,614,364	3,212,057	0	2,484,169
Mark L. Manheimer	Cash Severance (1)	482,970	1,416,986	-	1,416,986
	Accelerated Vesting of Restricted Stock (2)	0	546,551	-	546,551
	Accelerated Vesting of Performance Shares (3)	0	599,027	0	0
	Healthcare coverage	-	15,875	-	15,875
	Life Insurance (Death only)	2,000,000	-	-	-
	Total	2,482,970	2,578,439	0	1,979,412
Ryan A. Berry (5)	Cash Severance	-	925,374	-	-
	Accelerated Vesting of Restricted Stock	-	316,376	-	-
	Accelerated Vesting of Performance Shares	-	166,209	-	-
	Total	0	1,407,959	0	0

(1)   Represents cash severance payments provided under the Named Executive Officer’s employment agreement. Amount assumes that the executive has already received any earned prior year’s bonus.

(2)   Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 31, 2015 ($10.02).

(3)   Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis, determined by multiplying the target number of performance shares that would have been accelerated by the fair market value of our common stock on December 31, 2015 ($10.02). In the event of a change in control of our Company, the number of performance shares that would vest is based on the Company’s achievement of the performance goals as of the change in control (which, for purposes of this table, is presumed to occur on December 31, 2015.)

(4)   Represents the severance payments and benefits actually received by Mr. Bender in connection with the termination of his employment on January 15, 2016.

(5)   Represents the severance payments and benefits actually received by Mr. Berry in connection with the termination of his employment on March 4, 2016.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, pursuant to the amended Director Compensation Program effective January 1, 2015, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Mr. Nolan, the only member of the Board employed by us, does not receive compensation for his service as a director.

CASH COMPENSATION

The cash compensation paid to, or earned by, our non-employee directors in 2015 was comprised of the following three components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•	Quarterly committee chair retainers: The chair of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $5,000, $5,000 and $3,750, respectively, for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $7,500 for each calendar quarter of service.

•	Quarterly committee retainers: Each non-employee director serving as a non-chair member of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $2,500, $1,875 and $1,562.50, respectively, for each calendar quarter of service as a member of such committee.

•	Board fees: Each non-employee director received $1,500 or $750 for each Board meeting he or she attended in-person or telephonically, respectively.

Each non-employee director had the option to receive all or a portion of the aggregative payments to which such non-employee director was entitled in shares of our common stock.

EQUITY-BASED COMPENSATION

The equity-based compensation paid to our non-employee directors in 2015 consisted of restricted stock awards granted pursuant to our Director Compensation Program. Each non-employee director who was serving on the Board as of the date of the 2015 Annual Stockholders’ meeting received restricted shares of our common stock with a grant date fair value of $84,851.

The Director Compensation Program also provides for the grant of restricted stock covering a number of shares having a value equal to $85,000 on the date of the director’s initial election or appointment. Restricted stock, which has been granted, will fully vest on the first anniversary of the initial election or appointment. No new directors were elected or appointed during 2015.

2015 Non-Employee Director Compensation Table:  The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2015. This table excludes Mr. Nolan, our Chairman and Chief Executive Officer, who is an employee of the Company and does not receive compensation for his services as a director. All compensation paid to Mr. Nolan in 2015 is provided in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Kevin M. Charlton	120,750	84,851	205,601
Todd A. Dunn	122,000	84,851	206,851
David J. Gilbert	137,500	84,851	222,351
Richard I. Gilchrist	150,250	84,851	235,101
Diane M. Morefield	130,750	84,851	215,601
Sheli Z. Rosenberg	120,250	84,851	205,101
Thomas D. Senkbeil	115,000	84,851	199,851
Nicholas P. Shepherd	120,500	84,851	205,351

(1)     Amount reflects (a) annual retainers and, if applicable, committee and committee chair retainers earned or paid in 2015 and (b) Board meeting fees.

(2)     Amounts reflect the grant date fair value of restricted stock awards granted in 2015 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2015.

As of December 31, 2015, each non-employee director held 7,756 restricted shares of our common stock.

STOCK OWNERSHIP GUIDELINES

In connection with the amendment to the Director Compensation Program effective January 1, 2015, the Board adopted stock ownership guidelines for our non-employee directors. The purpose of the stock ownership guidelines is to align the interests of non-employee directors with the long-term interests of stockholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold an investment position in our common stock equal in value to three times the annual retainer paid to such non-employee director. Each non-employee director is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines, which is January 1, 2020.

The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly with a spouse, or shares owned separately by a spouse and/or children that share the same household, and unvested restricted stock awards.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Named Executive Officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such reports received by us, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2015, the Reporting Persons met all applicable Section 16(a) filing requirements, with the exception of the following: one late Form 4 filing for Sheli Z. Rosenberg, one of the Company’s independent Board members; as well as one late Form 4 filing for certain of our Named Executive Officers, Messrs. Nolan, Bender, Seibert, Manheimer and Berry.

RELATED PARTY TRANSACTIONS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have entered into indemnification agreements with each of our directors and Named Executive Officers.

Director Independence:  A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE.

The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board (and each director’s immediate family members).

Based on its review, the Board determined Messrs. Charlton, Dunn, Gilbert, Gilchrist, Senkbeil, Shepherd and Mmes. Morefield and Rosenberg do not currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.

Transactions with Strategic Hotels & Resorts, Inc. and The Irvine Company:   From time to time during 2015, the Company has conducted meetings and Company-sponsored social gatherings at properties owned by Strategic Hotels & Resorts, Inc. and The Irvine Company, and employees and directors of the Company have stayed at such properties for business and personal travel. Ms. Morefield served as the Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, Inc. through December 2015 and Mr. Gilchrist served as Senior Advisor to The Irvine Company. The aggregate value of these transactions did not exceed 2% of the gross revenues of either company, and the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined Ms. Morefield and Mr. Gilchrist to be independent after considering these transactions.

Transactions with Sidley Austin LLP:   Our Chief Executive Officer, Mr. Nolan, is married to a partner in the law firm of Sidley Austin LLP, which served as outside legal counsel to the Company on certain matters during 2015. We paid Sidley Austin LLP legal fees of $908,601 during the year ended December 31, 2015 for legal services rendered to us. Sidley Austin LLP was retained by our General Counsel in accordance with the procedures set forth in our written related-party transaction policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and executive officers and (3) all of our directors, director nominees and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 18, 2016 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, AZ 85260. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)
Greater than 5% Stockholders
The Vanguard Group, Inc. and affiliates (2)	62,476,210	14.09%
Cohen & Steers Capital Management, Inc. (3)	53,760,330	12.12%
BlackRock, Inc. (4)	24,506,036	5.53%
CBRE Clarion Securities, LLC (5)	23,648,129	5.33%
J.P. Morgan Chase & Co. (6)	22,826,124	5.15%
Daiwa Asset Management Co. Ltd. (7)	22,535,502	5.08%
Director, Director Nominees and Executive Officers
Thomas H. Nolan, Jr. (8)	888,186	*
Michael A. Bender	392,381	*
Gregg A. Seibert (8)	237,292	*
Mark L. Manheimer (8)	190,409	*
Phillip D. Joseph, Jr. (8)	87,862	*
Ryan A. Berry	46,657	*
Kevin M. Charlton	36,655	*
Sheli Z. Rosenberg	34,885	*
Nicholas P. Shepherd	32,165	*
Richard I. Gilchrist	32,165	*
David J. Gilbert	32,165	*
Diane M. Morefield	32,165	*
Todd A. Dunn	32,165	*
Michelle M. Greenstreet (8)	24,121	*
Thomas D. Senkbeil	23,457	*

All Directors, Director Nominees and Executive Officers as a Group (15 persons)	2,122,730	0.5%

*	Represents less than 1.0%.
(1)	Assumes 443,435,556 shares of our common stock are outstanding as of March 31, 2016.

(2) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2016, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 948,999 and 61,814,322 shares of our common stock, respectively; and has shared power to vote or direct the vote, and shared power to dispose or direct the disposition of 338,700 and 661,888 shares of our common stock, respectively. As of December 31, 2015, Vanguard was the beneficial owner of 62,476,210 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective accounts. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 31,828,095 shares, representing 7.20% of our outstanding common stock, that Vanguard Specialized Funds - Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 9, 2016 with the SEC. According to Vanguard REIT Fund’s Schedule 13G/A, Vanguard REIT Fund has sole voting power over 31,828,095 shares and no dispositive power over any shares of our common stock. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 16, 2016, Cohen & Steers, Inc. (“Cohen & Steers”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 28,658,807 and 53,760,330 shares of our common stock, respectively. As of December 31, 2015, Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, was the beneficial owner of 53,014,464 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective trust accounts. As of December 31, 2015, Cohen & Steers UK Limited, a wholly-owned subsidiary of Cohen & Steers, was the beneficial owner of 745,866 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective accounts. The address of the principal business office for Cohen & Steers and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK Ltd., is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(4) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2016, BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 22,872,262 and 24,506,036 shares of our common stock, respectively. As of December 31, 2015, BlackRock was the beneficial owner of 24,506,036 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective trust accounts. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(5) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2016, CBRE Clarion Securities, LLC. (“CBRE”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 11,660,329 and 23,648,129 shares of our common stock, respectively. As of December 31, 2015, CBRE was the beneficial owner of 23,648,129 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective trust accounts. The address of the principal business office for CBRE is 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087.

(6) Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on January 29, 2016, JPMorgan Chase & Co. (“JPMorgan”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 16,652,935 and 22,825,090 shares of our common stock, respectively; and has shared power to vote or direct the vote, and shared power to dispose or direct the disposition of 298,369 and 1,034 shares of our common stock, respectively. As of December 31, 2015, JPMorgan was the beneficial owner of 22,826,124 shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective trust accounts. The address for JPMorgan is 270 Park Avenue, New York, NY 10017.

(7) Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on January 27, 2016, Daiwa Asset Management Co. Ltd. (“Daiwa”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 22,535,502 and 14,600 shares of our common stock, respectively; and has shared power to dispose or direct the disposition of 22,520,902 shares of our common stock. As of December 31, 2015, Daiwa was the beneficial owner of 22,535,502 shares of the common stock outstanding of the Company. The address for Daiwa is GranTokyo North Tower, 9-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-6753.

(8) Number includes shares of restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. Messrs. Nolan, Joseph, Seibert, Manheimer and Ms. Greenstreet have unvested restricted shares of 269,609, 74,815, 86,723, 67,685 and 24,121, respectively, excluding shares potentially awardable under performance share awards made to Messrs. Nolan, Joseph, Seibert and Manheimer.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table: The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2015 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders (1)	487,725	$9.10	752,900
Equity compensation plans not approved by stockholders	–	–	–

Total	487,725	$9.10	752,900

(1)	Consists of (a) shares of common stock reserved for future issuance pursuant to our 2012 Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in 2012, and (b) 15,000 shares of common stock issuable upon the exercise of outstanding options issued pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan.

(2)	Includes (a) 472,725 target performance shares that have been granted, but not yet issued as of December 31, 2015, and (b) 15,000 shares issuable upon the exercise of outstanding options. Grantees are eligible to vest in up to 250% of the target number of performance shares.

(3)	Represents the weighted average exercise price of outstanding options. The performance shares do not have an exercise or strike price.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

Nine directors currently serve on our Board. Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated each individual presently serving as a director, for election at the Annual Meeting. Pursuant to our By-Laws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.

Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Nominees for Board of Directors:   Spirit is committed to solid corporate governance practices, which we believe serves the long-term interests of our stockholders by promoting effective risk oversight, management accountability and helps us compete more effectively. The Company is governed by a nine-member Board, and our current Board has nominated the following nine persons, all of whom are current directors of the Company for re-election at the Annual Meeting to serve for a one-year term ending at the annual meeting in 2017 and until their respective successors have been duly elected and qualify.

Thomas H. Nolan, Jr.	Age: 58 Chairman and Chief Executive Officer since 2011

Business Experience:  Mr. Nolan previously worked for General Growth Properties, Inc., (NYSE: GGP) serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds.

Skills and Qualifications:  Mr. Nolan was nominated by our Board to serve as a director based on his public company executive management experience, capital markets knowledge and public company board experience, and specifically, his extensive experience in the real estate investment industry and knowledge of public real estate investment trusts. Please see the discussion above under “Board of Directors Leadership Structure” for a discussion of why the Board believes Mr. Nolan’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders.

Current Public Company Directorships:  Washington REIT (NYSE: WRE).

Other Directorships:  Former member of the board of directors for General Growth Properties, Inc. (NYSE: GGP).

Education:  Mr. Nolan earned a Bachelor of Business Administration from the University of Massachusetts.

Kevin M. Charlton	Age: 50 Director since 2009 Compensation Committee Nominating & Corporate Governance Committee

Business Experience:  Mr. Charlton is the Managing Partner of River Hollow Partners, a private equity firm that focuses on manufacturing, distribution, consumer products and retail investments of lower-middle market companies across the U.S. He is primarily responsible for capital formation and investment sourcing activities as well as portfolio company management. From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Mr. Charlton worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.

Skills and Qualifications:  Mr. Charlton was nominated by our Board to serve as a director based on his extensive experience and knowledge of finance and capital markets, his experience with growth companies, mergers and acquisitions, and his experience as a member of boards of directors.

Current Public Company Directorships:  Mr. Charlton is currently the President, Chief Operating Officer, and a Board Member of Hennessy Capital Acquisition Corporation II, a publicly traded blank check company and successor to HCAC described below.

Other Directorships:  Mr. Charlton was also the President & Chief Operating Officer, and a member of the Board of Directors, of Hennessy Capital Acquisition Corp. (“HCAC”), a publicly traded blank check company founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, at which point Mr. Charlton resigned from his positions. In addition, he has served on the boards of directors of more than 20 private companies and their subsidiaries in a variety of roles.

Education:  Mr. Charlton graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

Todd A. Dunn	Age: 52 Director since 2012 Audit Committee Nominating & Corporate Governance Committee

Business Experience:  Mr. Dunn has served as an Executive Advisor to Aurora Capital Group since 2012. Previously, he served as Chief Executive Officer and as a member of the board of directors of United Plastics Group, a manufacturer of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy duty truck and trailer parts, serving as President and Chief Executive Officer as well as a member of the board of directors from 2005 to 2009; Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. From 1989 to 1998, Mr. Dunn worked for SLM Power Group, Inc. serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi.

Skills and Qualifications:  Mr. Dunn was nominated by our Board to serve as a director based on his extensive experience as a successful operating executive, his knowledge and experience with growth companies and risk oversight and management, and his capital markets and financial knowledge and expertise.

Current Public Company Directorships:  None

Other Directorships:  Mr. Dunn currently serves as a director of Ames Taping Tools, a designer, manufacturer, marketer and distributor of automatic taping and finishing tools. Mr. Dunn also serves as a director of Restaurant Technologies, Inc., a national provider of closed-loop cooking oil solutions to the U.S. restaurant and hospitality markets

Education:  Mr. Dunn received a BBA in Finance from the University of Texas at Austin.

David J. Gilbert	Age: 58 Director since 2012 Compensation Committee (Chair)

Business Experience:  Since 2010, Mr. Gilbert has served as President and Chief Investment Officer and Head of Acquisitions for Clarion Partners, a real estate investment company formerly owned by ING Group. Mr. Gilbert is also responsible for Clarion Partners Research and Investment Strategy Group, ensuring that research is fully integrated into all phases of the investment process. Mr. Gilbert joined Clarion Partners in 2007 as a Managing Director and Global Head of the ING Global Opportunity Fund. From 2005 to 2007, he worked as a Managing Director and head of the Alternative Real Estate Group at JPMorgan Asset Management and, from 1998 to 2004, he worked as a General Partner and head of the Worldwide Real Estate Group at JPMorgan Partners, which is the private equity branch of JPMorgan Chase. He also served as the Co-Chairman of The Peabody Funds, an $830 million global real estate opportunity fund jointly sponsored by JPMorgan Partners and The O’Connor Group, from 2001 to 2004. From 1996 to 1998, Mr. Gilbert served as a Senior Investment Officer of the California Public Employees’ Retirement System (CalPERS) and, from 1982 to 1996, worked in the real estate industry in various positions at JPMorgan & Company, Prudential Real Estate Investors, First Boston Corporation and Salomon Brothers, Inc. From 1980 to 1982, Mr. Gilbert worked for Price Waterhouse as an auditor and consultant.

Skills and Qualifications:  Mr. Gilbert was nominated by our Board to serve as a director based on his over 30 years’ experience in the real estate industry and with real estate investment trust business models, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.

Current Public Company Directorships:  None

Other Directorships:  Mr. Gilbert is a member of Clarion Partners’ executive board, compensation committee and operating committee, as well as Chairman of its investment committee. Mr. Gilbert is a member of the Board of Directors for the Pension Real Estate Association and on the Board of Trustees for the Urban Land Institute (ULI).

Education:  Mr. Gilbert received a BA in accounting from the University of Massachusetts Amherst and a MBA in real estate finance from the Wharton School of Finance at the University of Pennsylvania.

Richard I. Gilchrist	Age: 70 Director since 2012 Lead Independent Director Compensation Committee

Business Experience:  Since 2011, Mr. Gilchrist has served as Senior Advisor responsible for acquisitions and investments at The Irvine Company – a privately-held real estate investment company. From 2006 to 2011, he served as President of The Irvine Company’s Investment Properties Group. From 2002 to 2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.

Skills and Qualifications:  Mr. Gilchrist was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT, his knowledge and experience in internal and external risk oversight, and his experience as a member of the board of directors of two public REITs. He is a member of the Real Estate Roundtable and former member of the Urban Land Institute (ULI).

Current Public Company Directorships:  He currently serves on the board of directors of two publicly-traded REITs, Ventas, Inc. (NYSE:VTR) and Tier REIT (NYSE:TIER). He serves on the executive compensation committee as well as the nominating and governance committee of Ventas, Inc., and is the Chairman of the Board of Tier REIT. Mr. Gilchrist also serves on the Executive Compensation as well as the Nominating and Governance committees of Tier REIT.

Other Directorships:  Mr. Gilchrist is a member of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011. He is also a member of the Advisory Board of the University of California, Los Angeles School of Law. He also served on the nominating and governance committee and compensation committee of BioMed Realty Trust, serving as the Chairman of the BioMed compensation committee until 2014. From 2008 to 2011, Mr. Gilchrist served on the Nationwide Health Properties Board and sat on the Compensation Committee, as well as Chairman of the Investment Committee.

Education:  Mr. Gilchrist earned a BA from Whittier College and a JD from the University of California, Los Angeles School of Law.

Diane M. Morefield	Age: 57 Director since 2012 Audit Committee (Chair)
Business Experience: From April 2010 through December 2015, Ms. Morefield served as the Executive Vice President, Chief Financial Officer of Strategic Hotels & Resorts, Inc. (NYSE:BEE), a publicly-traded REIT that owns luxury hotels and resorts. She also served on Strategic Hotels & Resorts’ executive management committee, which executed the sale of the company to the Blackstone Group in December 2015. From December 2009 to March 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as Chief Financial Officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. Within her capacity at Equity International, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, and treasury and was actively involved in significant capital raising. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust, the largest publicly-traded office REIT and owner of office buildings in the United States, serving as Regional Senior Vice President for the company’s Midwest region from 2004 to 2006 and Senior Vice President – Investor Relations from 1997 to 2004. Ms. Morefield worked as a Senior Manager of the Solutions Consulting Group of Deloitte & Touche LLP from 1994 to 1997. From 1983 to 1993, she worked at Barclays Bank, serving as Vice President/Team Leader of the Real Estate Group from 1986 to 1993, Assistant Vice President in 1985 and a loan officer from 1983 to 1984. From 1980 to 1983, Ms. Morefield worked as an Auditor at Arthur Andersen & Co.
Skills and Qualifications: Ms. Morefield was nominated by our Board to serve as a director based on her extensive experience in the real estate industry and with REIT business models, including her recent service as an executive officer and chief financial officer of a public REIT and experience as an operating executive of several private real estate companies, her internal and external risk oversight expertise, and her capital markets and financial knowledge and expertise.

Current Public Company Directorships:  None.

Other Directorships:  Ms. Morefield is a Member of The Chicago Network, Leadership Greater Chicago Fellows Program and serves on the Economic Development Advisory Council for Cook County.

Education:  Ms. Morefield has completed board of director training at the Kellogg School of Management at Northwestern University and The University of Chicago Booth School of Business. She received a BS in Accountancy from the University of Illinois and a MBA from The University of Chicago.

Sheli Z. Rosenberg	Age: 74 Director since 2013 Compensation Committee Nominating & Corporate Governance Committee

Business Experience:  Ms. Rosenberg currently serves as Principal of Roselin Investments, as well as a consultant to the law firm Skadden, Arps, Slate, Meagher & Flom LLP, for whom she was Counsel from May 2011 until becoming a consultant to them in January 2014. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C. She joined Equity Group Investments, L.L.C in 1994 as General Counsel and was Chief Executive Officer from 1999 to 2000 and Vice Chairman from 2000 to 2003, before departing in 2003. Prior to joining Equity Group Investments, L.L.C., Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1997. Ms. Rosenberg was an adjunct professor at the Kellogg School of Management at Northwestern University from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.

Skills and Qualifications:  Ms. Rosenberg was nominated by our Board to serve as a director based on her extensive experience in the real estate industry, including having served as an executive officer of a public REIT, her knowledge and experience in internal and external risk oversight, and her extensive experience as a member of the board of directors of public REITs.

Current Public Company Directorships:  Equity LifeStyle Properties, Inc. (NYSE: ELS)

Other Directorships: Former member of the board of directors for Strategic Hotels & Resorts, Inc. (NYSE: BEE) until its privatization in 2015, Ventas, Inc. (NYSE: VTR), General Growth Properties (NYSE: GGP), CVS Caremark Corporation (NYSE: CVS), Capital Trust, Inc., a finance and investment management company focused on the commercial real estate industry, Avis Budget Group (NASDAQ: CAR), Nanosphere Inc. (NASDAQ: NSPH) and a former trustee of Equity Residential and Equity Office Properties.

Education:  Ms. Rosenberg received a BA from Tufts University and a JD from the Northwestern University School of Law.

Thomas D. Senkbeil	Age: 66 Director since 2013 Audit Committee

Business Experience:  Since 2009, Mr. Senkbeil formed, and has served as Managing Partner of Senkbeil & Associates, which invests in multifamily properties and provides consulting and advisory services to investment firms, developers, and lenders. Since January 2013, Mr. Senkbeil has also served as a principal of Iron Tree Capital, LLC, a boutique real estate investment and advisory firm. From January 2009 through December 2012, Mr. Senkbeil served as the Managing Director of Sealy and Co. and SCS Ventures. From July 2003 to December 2008, Mr. Senkbeil was the Chief Investment Officer and Executive Vice President of Post Properties, Inc., which owns and manages upscale multi-family apartment communities. Prior to joining Post Properties, Inc., he served as the President and Chief Operating Officer of Carter & Associates. He served as a board member and the Chief Investment Officer of Duke Realty Corporation until his departure in 2000. From 1992 to 1999, Mr. Senkbeil was a director and the Chief Investment Officer of Weeks Corporation, a publicly traded REIT that was a predecessor by merger to Duke Realty Corporation. He was instrumental in Weeks Corporation’s initial public offering, as well as its subsequent growth and merger with Duke Realty Corporation. He served as the Chairman of NAIOP, the Commercial Real Estate Development Association, in 1996.

Skills and Qualifications:  Mr. Senkbeil was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of a public REIT, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.

Current Public Company Directorships:  None.

Other Directorships:  Mr. Senkbeil currently serves on the Board of Directors of Barron Collier Companies, which is involved in land development in the businesses of agriculture, real estate, and mineral management. He is a member of the Urban Land Institute (ULI).

Education:  Mr. Senkbeil received a BS from Auburn University and a MBA from the Kenan-Flagler Business School at the University of North Carolina.

Nicholas P. Shepherd	Age: 57 Director since 2012 Nominating & Corporate Governance Committee (Chair)

Business Experience:  From 2009 to 2015, Mr. Shepherd served as the President and Chief Executive Officer of TGI Fridays Inc. From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc., serving as the Chief Operating Officer during 2007, President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Currently, Mr. Shepherd works as a Private Investor and Advisor.

Skills and Qualifications:  Mr. Shepherd was selected by our Board of Directors to serve as a director based on his experience as a successful operating executive, and his knowledge and experience with growth companies and risk oversight and management.

Current Public Company Directorships:  None.

Other Directorships:  From 2012 to 2014, Mr. Shepherd served on the Board of Carlson Wagon Lit Travel, the largest Global B-to-B Travel company (a joint venture between Carlson and JPMorgan Chase). From 2009 until 2014, Mr. Shepherd served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.

Education:  Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

Nominees’ Skills, Experience and Qualifications: The Nominating and Corporate Governance Committee meets, at a minimum, annually and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year. Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Nolan, Thomas H. Jr	Charlton, Kevin M.	Dunn, Todd A.	Gilbert, David J.	Gilchrist, Richard I.	Morefield, Diane M.	Rosenberg, Sheli Z.	Senkbeil, Thomas D.	Shepherd, Nicholas P.

INDEPENDENCE: Pursuant to NYSE standards		✓	✓	✓	✓	✓	✓	✓	✓

FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards	✓		✓	✓		✓		✓

FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions	✓	✓	✓	✓	✓	✓	✓	✓	✓

SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership	✓		✓	✓	✓	✓	✓	✓	✓

GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved	✓	✓	✓	✓	✓	✓	✓	✓	✓

REAL ESTATE EXPERIENCE: General real estate experience and knowledge	✓	✓	✓	✓	✓	✓	✓	✓	✓

REIT EXPERIENCE: Deep expertise in REIT business models	✓			✓	✓	✓	✓	✓

M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business	✓	✓	✓	✓	✓	✓		✓	✓

CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money	✓	✓	✓	✓	✓	✓	✓	✓	✓

EXTERNAL RISK OVERSIGHT: Experience in assessing external risk and ensuring an effective risk management strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓

INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks	✓	✓	✓	✓	✓	✓	✓	✓	✓

HUMAN RESOURCES: Experience in successful succession planning and evaluating and measuring effective team performance	✓	✓		✓	✓	✓	✓	✓	✓

LEGAL: Experience in compliance oversight, use of outside counsel and leveraging other legal resources			✓	✓	✓		✓	✓	✓

PUBLIC COMPANY: Experience as executive or board member with a public company	✓	✓	✓	✓	✓	✓	✓	✓	✓

PROPOSAL 2: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

Ernst & Young LLP audited our financial statements for the year ended December 31, 2015 and has been our independent registered public accounting firm since our 2012 IPO. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016.

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm and at any time during the year if the Audit Committee Determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm: The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2015 and 2014 (in thousands):

	Fiscal Year Ended December 31,
	2015	2014
Audit Fees	$1,544	$1,596
Tax Fees	218	542
All Other Fees	2	2

Total Fees	$1,764	$2,140

Audit Fees:  Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings.

Tax Fees:  Includes tax preparation services and domestic tax planning and advice.

All Other Fees:  Includes access to online accounting research tools.

All of the services performed by Ernst & Young LLP for the Company during 2015 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Audit Committee Pre-Approval Policy:  The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL 3:  APPROVAL OF THE AMENDED AND RESTATED SPIRIT REALTY CAPITAL, INC. AND SPIRIT REALTY, L.P. 2012 INCENTIVE AWARD PLAN

Stockholders are being asked to approve the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan. The Amended Plan was approved by the Board on March 30, 2016.

The Board recommends that you vote “FOR” the adoption of this resolution approving the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan.

PROPOSAL 4:  ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. Our Board has determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. Our next non-binding, advisory vote to approve the compensation of our Named Executive Officers is expected to be held at the 2017 annual meeting of the stockholders.

The Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding, advisory basis the compensation of our Named Executive Officers, as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement.

Annual Report on Form 10-K:  Our 2015 Annual Report on Form 10-K accompanies this Proxy Statement. Stockholders may obtain a copy of the 2015 Annual Report on Form 10-K, excluding exhibits, without charge upon request to our Investor Relations Department, 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. Electronic copies of these documents are also available for downloading on the Investor Relations section of the Company’s website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

Incorporation by Reference:  The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Under SEC rules, any stockholder proposal intended to be presented at the 2017 Annual Meeting of Stockholders must be received by us at our principal executive offices at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260 not later than December 12, 2016 and meet the requirements of our Bylaws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.

Under our Bylaws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Investor Relations Department at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2017 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of this year’s Annual Meeting (May 11, 2017); however, if we hold our 2017 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to the 2017 Annual Meeting date, and not later than the 120th day prior to the 2017 Annual Meeting date or the tenth day following the date on which we first publicly announce the date of the 2017 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

Stockholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department at Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

ANNEX A: NON-GAAP FINANCIAL MEASURES RECONCILIATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

Funds from Operations and Adjusted Funds from Operations

Year Ended December 31, 2015
Net income attributable to common stockholders	$114,730
Add/(less):
Portfolio depreciation and amortization
Continuing operations	260,257
Discontinued operations	—
Portfolio impairment
Continuing operations	69,236
Discontinued operations	34
Realized (gain) on sales of real estate (1)	(89,571)

Funds from operations (FFO) attributable to common stockholders	$354,686
Add/(less):
Loss on debt extinguishment	3,162
Restructuring charges	7,056
Real estate acquisition costs	2,739
Non-cash interest expense	10,367
Accrued interest and fees on defaulted loans	7,649
Non-cash revenues	(20,930)
Non-cash compensation expense	13,321

Adjusted funds from operations (AFFO) attributable to common stockholders	$378,050
AFFO per share of common stock (diluted) (2) (3)	$0.87
Weighted average shares of common stock outstanding (diluted)	432,545,625

(1)	Includes amounts related to discontinued operations.
(2)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(3)	AFFO per share for the year ended December 31, 2015 deducts dividends paid to participating stockholders of $0.7 million in its computation.

Adjusted Debt, Adjusted EBITDA and Annualized Adjusted EBITDA

December 31, 2015
Revolving credit facilities	$—
Term Loan, net	322,902
Mortgages and Notes Payable, net	3,079,787
Convertible Notes, net	690,098

4,092,787
Add/(less):
Preferred stock	—
Unamortized debt discount, net	52,203
Unamortized deferred financing costs	41,577
Cash and cash equivalents	(21,790)
Cash reserves on deposit with lenders as additional security classified as other assets	(24,660)

Total adjustments	47,330

Adjusted Debt (1)	$4,140,117

Three Months Ended December 31, 2015
Net income attributable to common stockholders	$11,348
Add/(less) (2):
Interest	54,147
Depreciation and amortization	65,173
Income tax (benefit)	(106)

Total adjustments	119,214

EBITDA	$130,562
Add/(less) (2):
Restructuring charges	6,956
Real estate acquisition costs	617
Impairments	13,506
Realized gain on sales of real estate	(6,993)
Loss on debt extinguishment	5,651

Total adjustments to EBITDA	19,737

Adjusted EBITDA (3)	150,299

Annualized Adjusted EBITDA (4)	$601,196

Adjusted Debt / Annualized Adjusted EBITDA (5)	6.9

(1)	Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium and deferred financing costs, as further reduced by cash and cash equivalents and cash reserves on deposit with lenders as additional security. By excluding unamortized debt discount/premium and deferred financing costs, cash and cash equivalents, and cash reserves on deposit with lenders as additional security, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. We believe this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition.
(2)	Adjustments include all amounts charged to continuing and discontinued operations.
(3)	Adjusted EBITDA represents EBITDA modified to include other adjustments to GAAP net income (loss) attributable to common stockholders for restructuring charges, real estate acquisition costs, impairment losses, gains/losses from the sale of real estate and debt transactions and other items that we do not consider to be indicative of our on-going operating performance. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which are not key drivers of our investment decisions and may cause short-term fluctuations in net income, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income (loss) that is computed in accordance with GAAP, they should not be considered alternatives to net income (loss) or as an indicator of financial performance. A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to EBITDA and Adjusted EBITDA is included in the financial information in the above table.
(4)	Adjusted EBITDA multiplied by 4.
(5)	Adjusted Debt to Annualized Adjusted EBITDA is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments, and a proxy for a measure we believe is used by many lenders and ratings agencies to evaluate our ability to repay and service our debt obligations over time. We believe the ratio is a beneficial disclosure to investors as a supplemental means of evaluating our ability to meet obligations senior to those of our equity holders. Our computation of this ratio may differ from the methodology used by other equity REITs, and therefore, may not be comparable to such other REITs

APPENDIX A

AMENDED AND RESTATED

SPIRIT REALTY CAPITAL, INC.

AND SPIRIT REALTY, L.P.

2012 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Spirit Realty Capital, Inc., a Maryland corporation (the “Company”) and Spirit Realty, L.P. (the “Partnership”) by linking the individual interests of Employees, Consultants and members of the Board to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s and the Partnership’s operation is largely dependent. The Plan amends and restates in its entirety the Spirit Realty Capital, Inc. and Spirit Realty L.P. 2012 Incentive Award Plan (the “Original Plan”).

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12 hereof. With reference to the duties of the Administrator under the Plan which have been delegated to one or more persons pursuant to Section 12.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Affiliate” shall mean the Partnership, any Parent or any Subsidiary.

2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 “Applicable Law” shall mean any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5 “Award” shall mean an Option, a Restricted Stock award, a Performance Award, a Dividend Equivalent award, a Stock Payment award, a Restricted Stock Unit award, a Performance Share award, an Other Incentive Award, an LTIP Unit award or a Stock Appreciation Right, which may be awarded or granted under the Plan.

2.6 “Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Change in Control” shall mean the occurrence of any of the following events:

(a) A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, the Partnership or any

Subsidiary, an employee benefit plan maintained by any of the foregoing entities or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 12 hereof.

2.11 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.12 “Company” shall mean Spirit Realty Capital, Inc., a Maryland corporation.

2.13 “Consultant” shall mean any consultant or advisor of the Company, the Partnership or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

2.14 “Covered Employee” shall mean any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15 “Director” shall mean a member of the Board, as constituted from time to time.

2.16 “Director Limit” shall mean the limits applicable to Awards granted to Non-Employee Directors under the Plan, as set forth in Section 3.4 hereof.

2.17 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.

2.18 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19 “Effective Date” shall mean, for purposes of the Plan (as amended and restated), the date on which the Plan is approved by the Company’s stockholders; provided, however, that solely for purposes of the second to last sentence of Section 13.1 hereof, the Effective Date shall be the date on which the Plan (as amended and restated) is adopted by the Board, subject to approval of the Plan (as amended and restated) by the Company’s stockholders. Notwithstanding the foregoing, the Original Plan shall remain in effect on its existing terms unless and until the Plan (as amended and restated) is approved by the Company’s stockholders.

2.20 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.21 “Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company, the Partnership or any Subsidiary.

2.22 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.

2.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.24 “Expiration Date” shall have the meaning provided in Section 13.1 hereof.

2.25 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.26 “Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.27 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.28 “Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.

2.29 “LTIP Unit” shall mean, to the extent authorized by the Partnership Agreement, a unit of the Partnership that is granted pursuant to Section 9.7 hereof and is intended to constitute a “profits interest” within the meaning of the Code.

2.30 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.32 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.33 “Original Plan” shall mean the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan.

2.34 “Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.6 hereof.

2.35 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.36 “Participant” shall mean an Eligible Individual who has been granted an Award pursuant to the Plan.

2.37 “Partnership” shall mean Spirit Realty, L.P.

2.38 “Partnership Agreement” shall mean the Agreement of Limited Partnership of Spirit Realty, L.P., as the same may be amended, modified or restated from time to time.

2.39 “Performance Award” shall mean an Award that is granted under Section 9.1 hereof.

2.40 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.41 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per Share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction; (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) operating efficiency; (xxviii) employee satisfaction; (xxix) financing and other capital raising transactions; (xxx) recruiting and maintaining personnel; and (xxxi) year-end cash, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.42 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, the Partnership, any Subsidiary, any division or business unit thereof or an individual. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards.

2.43 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

2.44 “Performance Share” shall mean a contractual right awarded under Section 9.5 hereof to receive a number of Shares or the cash value of such number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

2.45 “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the General Instructions to Form S-8 Registration Statement under the Securities Act or any successor Form thereto, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.46 “Plan” shall mean this Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, as it may be amended from time to time.

2.47 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.48 “Public Trading Date” shall mean the first date upon which the Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.49 “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.50 “Restricted Stock” shall mean an award of Shares made under Article 8 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.

2.51 “Restricted Stock Unit” shall mean a contractual right awarded under Section 9.4 hereof to receive in the future a Share or the cash value of a Share.

2.52 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.53 “Share Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.54 “Shares” shall mean shares of Common Stock.

2.55 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10 hereof.

2.56 “Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.

2.57 “Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership and/or by one or more Subsidiaries.

2.58 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.59 “Successor Entity” shall have the meaning provided in Section 2.8(c)(i) hereof.

2.60 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 3.1(b) and Section 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 11,438,497 shares (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 11,438,497. Subject to Section 13.2 hereof, each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limit set forth in Section 3.3 hereof.

(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 13.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2 Stock Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 1,000,000 and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more Awards payable in cash shall be $5,000,000 (together, the “Individual Award Limits”).

3.4 Non-Employee Director Award Limit.  Notwithstanding any provision to the contrary in the Plan, the maximum aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards granted during any calendar year to a Non-Employee Director for services as a Director shall not exceed $500,000 (the “Director Limit”).

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation.   The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement.  Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.

4.3 Limitations Applicable to Section 16 Persons.  Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

4.4 At-Will Service.  Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5 Foreign Participants.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit, the Individual Award Limits or the Director Limit contained in Sections 3.1, 3.3 and 3.4 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.

4.6 Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1 Purpose.  The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2 Applicability.  The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3 Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than ninety (90) days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals; (b) select the Performance Criteria applicable to the Performance Period; (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria; and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.4 Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or an Affiliate throughout the applicable Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such applicable Performance Period are achieved.

5.5 Additional Limitations.  Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed by Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1 Granting of Options to Eligible Individuals.  The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2 Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Section 424(e) and 424(f) of the Code, respectively) exceeds one hundred thousand dollars ($100,000), the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.

6.3 Option Exercise Price.  The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4 Option Term.  The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or

Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5 Option Vesting.

(a) The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after the grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option.

(b) No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

6.6 Substitute Awards.  Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.7 Substitution of Stock Appreciation Rights.  The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1 Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2 Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 11.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

7.3 Notification Regarding Disposition.  The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years after the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Participant, or (b) one (1) year after the date of transfer of such Shares to such Participant.

ARTICLE 8.

RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

8.2 Rights as Stockholders.  Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares shall be subject to the restrictions set forth in Section 8.3 hereof. In addition, any dividends paid with respect to shares of Restricted Stock subject to performance-based vesting shall be subject to (and payable only upon the attainment of) the same vesting conditions applicable to the underlying performance-based vesting shares of Restricted Stock.

8.3 Restrictions.  All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s continued employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock.  If no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

8.5 Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

ARTICLE 9.

PERFORMANCE AWARDS; DIVIDEND EQUIVALENTS; STOCK PAYMENTS; RESTRICTED STOCK UNITS; PERFORMANCE SHARES; OTHER INCENTIVE AWARDS; LTIP UNITS

9.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b) Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5 hereof.

9.2 Dividend Equivalents.

(a) Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b) Notwithstanding the foregoing, (i) no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights and (ii) any Dividend Equivalents that may become payable with respect to Awards subject to performance-based vesting shall be subject to (and payable only upon the attainment of) the same vesting conditions applicable to the underlying performance-based vesting Award.

9.3 Stock Payments.  The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4 Restricted Stock Units.  The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.5 Performance Share Awards.  Any Eligible Individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

9.6 Other Incentive Awards.  The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator.

9.7 LTIP Units.  The Administrator is authorized to grant LTIP Units in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

9.8 Other Terms and Conditions.  All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.9 Exercise upon Termination of Service.  Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including without limitation, a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

STOCK APPRECIATION RIGHTS

10.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 10.1(c) hereof, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 10.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

10.2 Stock Appreciation Right Vesting.

(a) The Administrator shall determine the period during which the Participant shall vest in a Stock Appreciation Right and have the right to exercise such Stock Appreciation Rights (subject to Section 10.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3 Manner of Exercise.  All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right; and

(d) Full payment of the applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

10.4 Stock Appreciation Right Term.  The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1 Payment.  The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2 Tax Withholding.  The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to satisfy such obligations by any payment means described in Section 11.1 hereof, including without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3 Transferability of Awards.

(a) Except as otherwise provided in Section 11.3(b) or (c) hereof:

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. In addition, and further notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 11.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator prior to the Participant’s death.

11.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5 Forfeiture and Claw-Back Provisions.

(a) Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for cause; and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award)

shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6 Prohibition on Repricing.  Subject to Section 13.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, authorize any amendment to reduce the exercise price of any outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

11.7 Cash Settlement.  Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

11.8 Leave of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof, or (c) change in status (Employee to Director, Employee to Consultant, etc.), provided that such change does not affect the specific terms applying to the Participant’s Award.

11.9 Terms May Vary Between Awards.  The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).

ARTICLE 12.

ADMINISTRATION

12.1 Administrator.   Unless the Board has otherwise theretofore delegated the administration of the Plan to a Committee as set forth herein, prior to the Public Trading Date, the Board shall administer the Plan. Effective as of the Public Trading Date, the Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in the Company’s charter or Bylaws or any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6 hereof.

12.2 Duties and Powers of Administrator.  It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 13.13 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

12.3 Action by the Committee.  Unless otherwise established by the Board, in the Company’s charter or Bylaws or in any charter of the Committee or as required by Applicable Law, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4 Authority of Administrator.  Subject to any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Determine as between the Company, the Partnership and any Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other Applicable Law;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5 Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6 Delegation of Authority.  To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a)

individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1 Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2 hereof, (i) increase the Share Limit, the Director Limit or the Individual Award Limits, (ii) authorize any amendment to reduce the exercise price of any outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights in violation of Section 11.6 hereof. Except as provided in Section 13.13 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date, or the date of termination of the Plan (if earlier), shall remain in force according to the terms of the Plan and the applicable Award Agreement.

13.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit, the Director Limit and the Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b) In the event of any transaction or event described in Section 13.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the

Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b) hereof:

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit, the Director Limit and the Individual Award Limits).

The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d) Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or an Affiliate) and a Participant, if a Change in Control occurs and a Participant’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then immediately prior to the Change in Control such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 13.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(e) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g) The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

(i) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3 Approval of Plan by Stockholders.  The Plan (as amended and restated) shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan (as amended and restated). Awards may be granted or awarded under the Plan (as amended and restated) and subject to the terms and conditions of the Original Plan following the Board’s adoption of the Plan (as amended and restated) unless and until the Plan (as amended and restated) receives stockholder approval. Awards granted from and after stockholder approval of the Plan (as amended and restated) will be subject to the terms and conditions of the Plan (as amended and restated). If the Plan (as amended and restated) is not approved by stockholders within twelve (12) months after its adoption by the Board, then the Original Plan shall continue on its existing terms and conditions and the Plan (as amended and restated) shall be of no force or effect.

13.4 No Stockholders Rights.  Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

13.5 Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

13.6 Section 83(b) Election.  No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant (prospectively or retroactively) or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

13.7 Grant of Awards to Certain Employees or Consultants.  The Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Shares or other securities of the Company or the Partnership may be issued and by which such Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Shares or other securities by the Participant, for the purpose of ensuring that the relationship between the Company and its Affiliates remain at arm’s-length.

13.8 REIT Status.  The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a) to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in the Company’s charter, as amended from time to time) or any other provision of Section 6.2.1(a) of the Company’s charter; or

(b) if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.

13.9 Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.10 Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and LTIP Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

13.11 Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.12 Governing Law.  The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Arizona without regard to conflicts of laws thereof.

13.13 Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

13.14 No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

13.15 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.16 Indemnification.  To the extent allowable pursuant to Applicable Law and the Company’s charter and Bylaws, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.17 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.18 Expenses.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

* * * * *

I hereby certify that the foregoing Plan (as amended and restated) was duly adopted by the Board of Directors of Spirit Realty Capital, Inc. on March 30, 2016.

* * * * *

I hereby certify that the foregoing Plan (as amended and restated) was approved by the stockholders of Spirit Realty Capital, Inc. on this      day of                     , 2016.

Executed on this      day of                     , 2016.

Phillip D. Joseph, Jr.
Acting Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

SPIRIT REALTY CAPITAL, INC.

May 11, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18368
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20930303000000000000 1			051116

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN

1.   The election of nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualify;

				2. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;	☐	☐	☐
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Kevin M. Charlton O Todd A. Dunn O David J. Gilbert O Richard I. Gilchrist O Diane M. Morefield O Thomas H. Nolan, Jr. O Sheli Z. Rosenberg O Thomas D. Senkbeil O Nicholas P. Shepherd

3.   The approval of the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, which would increase the number of shares of common stock reserved for issuance thereunder by 5,500,000 shares;

					☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				4. A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement; and	☐	☐	☐
5. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, and “FOR” Proposals 2, 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

    Note:        Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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Proxy for Annual Meeting of Stockholders of Spirit Realty Capital, Inc. on May 11, 2016

Solicited on Behalf of the Board of Directors

The undersigned may revoke or change this proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy. Written notice of revocation or a subsequent proxy should be sent to: Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, AZ 85260, Attention: Corporate Secretary, so as to be delivered before the taking of the vote at the Annual Meeting.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the Proxy Statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side.)

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